Exhibit 2.5

PURCHASE AND SALE AGREEMENT1

BY AND AMONG

DASEKE, INC.,

DASEKE COMPANIES, INC.

DASEKE TSH LLC,

THE SELLERS PARTY HERETO

and

CRAIG STANLEY, IN HIS CAPACITY AS SELLER REPRESENTATIVE

dated

December 1, 2017

1    The appearance of [*] denotes confidential information that has been omitted from this Exhibit 2.5 and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Table of Contents

I.	Definitions		1

II.	Purchase and Sale of Equity Interests		12

	2.1	Purchase and Sale	12
	2.2	Consideration	12
	2.3	Cash Adjustment	12
	2.4	The Closing	13
	2.5	Sellers’ and the Companies’ Deliveries and Actions at the Closing	14
	2.6	Buyer’s Deliveries and Actions at the Closing	15

III.	Sellers’ Representations and Warranties		16

	3.1	Title to the Equity Interests	16
	3.2	Valid and Binding Agreement	16
	3.3	No Breach; Consents	16
	3.4	Brokerage	17

IV.	Representations and Warranties Regarding the Companies		17

	4.1	Incorporation; Power and Authority	17
	4.2	No Breach; Consents	17
	4.3	Capitalization	17
	4.4	Subsidiaries	18
	4.5	Financial Statements	18
	4.6	Absence of Undisclosed Liabilities	18
	4.7	Books and Records	19
	4.8	Absence of Certain Developments	19
	4.9	Real Property and Assets	21
	4.10	Accounts Receivable	22
	4.11	Taxes	23
	4.12	Intellectual Property Rights	25
	4.13	Material Contracts	25
	4.14	Litigation	27
	4.15	Insurance	27
	4.16	Compliance with Laws; Governmental Authorizations	28
	4.17	Environmental Matters	28
	4.18	Employees	29
	4.19	Employee Benefits	30
	4.20	Debt; Guarantees	32
	4.21	Customers	32
	4.22	Affiliated Transactions	32
	4.23	Bank Accounts	33
	4.24	Safety Rating	33
	4.25	Anti-Bribery	33
	4.26	Availability of Documents	34
	4.27	Disclaimer of Other Representations and Warranties	34

i

V.	Representations and Warranties of Buyer and Daseke Holdco		34

	5.1	Incorporation; Power and Authority	34
	5.2	Valid and Binding Agreement	34
	5.3	No Breach; Consents	35
	5.4	Brokerage	35
	5.5	Securities	35
	5.6	Litigation	35
	5.7	Sufficient Funds	35
	5.8	Disclaimer of Other Representations and Warranties	36

VI.	Agreements of Sellers		36

	6.1	Affiliated Transactions and Affiliated Indebtedness	36
	6.2	Excluded Assets	36
	6.3	Non-Competition; Non-Solicitation	36

VII.	Agreements of Buyer		38

	7.1	Books and Records, Access After the Closing Date	38
	7.2	Directors and Officers Indemnification	38
	7.3	Employee Benefits	39

VIII.	Indemnification		39

	8.1	Indemnification by Sellers	39
	8.2	Indemnification by Buyer and Daseke Holdco	41
	8.3	Third Party Action	42
	8.4	Sole and Exclusive Remedy	44
	8.5	No Double Recovery; No Circular Recovery	45
	8.6	Tax Adjustment	45
	8.7	Types of Losses	45
	8.8	Survival	45
	8.9	Mitigation	45
	8.10	Materiality	45
	8.11	Calculation of Losses; Determination of Application	45

IX.	Pledge		46

	9.1	Pledge of Shares	46

X.	Tax Matters		46
	10.1	Tax Returns; Payment of Taxes	46
	10.2	Cooperation	47
	10.3	Transfer Taxes	47
	10.4	Buyer Tax Covenants	47

XI.	General		48

	11.1	Press Releases and Announcements	48
	11.2	Expenses	48
	11.3	Further Assurances	49
	11.4	Entire Agreement; Amendment and Waiver	49

11.5	Notices	49
11.6	Assignment	50
11.7	No Third Party Beneficiaries	51
11.8	Signatures; Counterparts	51
11.9	Governing Law	51
11.10	Consent to Jurisdiction	51
11.11	Specific Performance	51
11.12	Waiver of Jury Trial	51
11.13	Construction	52
11.14	Time of Essence	52
11.15	Confidentiality	52
11.16	Seller Representative	53
11.17	Seller Release	54
11.18	Liability of Buyer Affiliates	55
11.19	Consents	55

Exhibits and Schedules

Exhibits

Exhibit A	Excluded Assets
Exhibit B	Specific Retained Liabilities
Exhibit C	Sellers’ Allocation

Schedules

1.1-1	Assumed Indebtedness
1.1-2	Effective Time Net Cash
2.5(f)	Required Consents
2.5(i)	Terminated Intercompany Transactions
3.3	Consents and Authorizations
4.1	Incorporation and Foreign Qualifications
4.2	Companies’ Consents and Authorizations
4.3	Capitalization
4.4	Subsidiaries
4.5(a)	Latest Financial Statements
4.5(b)	Annual Financial Statements
4.6	Undisclosed Liabilities
4.8	Absence of Certain Developments
4.9(a)	Real Property
4.9(b)	Assignments and Subleases
4.9(e)	Encumbrances
4.9(g)	Rolling Stock
4.11	Taxes
4.12	Intellectual Property Rights
4.13	Material Contracts
4.14	Litigation
4.15	Insurance
4.16(b)	Material Governmental Authorizations
4.17	Environmental Matters
4.18(a)	Business Employees
4.19(a)	Employee Benefits
4.20	Debt; Guarantees
4.21	Customers
4.22(a)	Affiliated Transactions
4.22(b)	Intercompany Transactions
4.23	Bank Accounts
6.1	Remaining Affiliated Transactions

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of December 1, 2017, by and among (i) Daseke, Inc. a Delaware corporation (“Parent”), (ii) Daseke Companies, Inc., a Delaware corporation (“Daseke Holdco”), (iii) Daseke TSH LLC, a Delaware limited liability company  (“Buyer”), (iv) Sidney T. Stanley 2007 Family Irrevocable Gift Trust (“STS Trust”), Sidney Stanley, a resident of the state of Tennessee, Craig Stanley, a resident of the state of Tennessee, Gregg Stanley, a resident of the state of Tennessee, Sara Beth Sheehan, a resident of the state of Tennessee, Craig T. Stanley 2012 GST-Exempt Family Trust, Gregg F. Stanley 2012 GST-Exempt Family Trust and Sara Beth Sheehan 2012 GST-Exempt Family Trust (each a “Seller” and, collectively, “Sellers”) and (v) Craig Stanley in his capacity as Seller Representative (as hereinafter defined).

Recitals

WHEREAS, Sellers own (i) all of the issued and outstanding Ownership Interests (the “TSH Interests”) in Tennessee Steel Haulers, Inc., a Tennessee corporation (“TSH”), (ii) all of the issued and outstanding Ownership Interests (the “Alabama Carriers Interests”) in Alabama Carriers, Inc., a Tennessee corporation (“Alabama Carriers”), and (iii) all of the issued and outstanding Ownership Interests (the “Fleet Movers Interests”, and together with the TSH Interests and the Alabama Carriers Interests, the “Equity Interests”) in Fleet Movers Inc., a Tennessee corporation (“Fleet Movers”, and together with TSH and Alabama Carriers, each a “Company” and collectively, the “Companies”);

WHEREAS, the Companies are engaged in the business of providing open deck, flatbed, heavy-haul and specialized carrier trucking services, internal truck repair and maintenance for its own fleet, truck leasing and sales, and warehousing, storage and logistics services (the “Business”);

WHEREAS, between November 28-30, 2017, STS Trust acquired certain of the Alabama Carriers Interests and Fleet Movers Interests from certain of the prior owners thereof (the “Pre-Closing Restructuring”);

WHEREAS, Sellers desire to sell, and Buyer desires to buy, all of the Equity Interests, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, it is contemplated that, immediately prior to the Closing (as defined below), the Companies will make the Cash Sweep (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, the Parties hereby agree as follows:

I.          Definitions

“Adjustment Payment” has the meaning set forth in Section 2.3(b).

“Affiliate” means, with respect to any Person, any legal entity, directly or indirectly, controlling, controlled by or under common control with such Person, where “control” means a direct or indirect Ownership Interest of more than 25% in such legal entity or the possession, directly or indirectly, of the power to direct the management and policies of such legal entity.

“Affiliated Indebtedness” has the meaning set forth in Section 6.1.

“Affiliated Transactions” has the meaning set forth in Section 4.22(a).

 “Agreement” has the meaning set forth in the Preamble of this Agreement.

“Alabama Carriers” has the meaning set forth in the Recitals of this Agreement.

“Alabama Carriers Interests” has the meaning set forth in the Recitals of this Agreement.

“Annual Financial Statements” has the meaning set forth in Section 4.5(b).

 “Assets” has the meaning set forth in Section 4.9(e).

“Assumed Indebtedness” means the Indebtedness of the Companies set forth on Schedule 1.1-1.

“Business” has the meaning set forth in the Recitals of this Agreement.

“Business Day” means any day other than Saturday or Sunday or a day on which federally chartered banking institutions in Dallas, Texas are authorized by Law to close.

“Business Employees” means those individuals who perform services for any Company or any Subsidiary thereof either directly, as an employee, or indirectly, pursuant to a contract between any Company or any Subsidiary thereof and a third party (such as a staffing or leasing agency, professional employer organization, or other Person providing similar services to any Company or any Subsidiary thereof for more than 20 hours per week).

“Buyer” has the meaning set forth in the Preamble of this Agreement.

“Buyer Basket Amount” has the meaning set forth in Section 8.1(b).

“Buyer Basket Losses” has the meaning set forth in Section 8.1(b).

“Buyer Fundamental Representations” means the representations and warranties of Buyer and Daseke Holdco in Sections 5.1,  5.2 and 5.4.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.1(a)(i).

“Buyer Losses” has the meaning set forth in Section 8.1(a)(i).

“Buyer Plans” has the meaning set forth in Section 7.3.

“Cash Adjustment Amount” has the meaning set forth in Section 2.3(b).

“Cash Auditor” has the meaning set forth in Section 2.3(b).

“Cash Purchase Price” has the meaning set forth in  Section 2.2(a).

“Cash Sweep” has the meaning set forth in Section 2.3(a).

“Cash Sweep Amount” has the meaning set forth in Section 2.3(a).

“CERCLA” has the meaning set forth in Section 4.17(d).

“Claims” has the meaning set forth in Section 11.17.

 “Closing” has the meaning set forth in Section 2.4.

“Closing Amount” means (a) the Cash Purchase Price minus (b) the amount of any Indebtedness being paid by Buyer on Sellers’ behalf pursuant to Section 2.6(e),  minus (c) the amount of any Assumed Indebtedness, and minus (d) the amount of any Transaction Expenses being paid by Buyer on Sellers’ behalf pursuant to Section 2.6(h).

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.  All references to the Code, U.S. Treasury Regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Company” or “Companies” has the meaning set forth in the Recitals of this Agreement.

“Company Indebtedness” means any Indebtedness of any Company or any Subsidiary thereof other than Affiliated Indebtedness and Assumed Indebtedness.

“Company Intellectual Property Rights” has the meaning set forth in Section 4.12.

“Confidential Information” has the meaning set forth in Section 11.15.

“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local Law.

“Contract” means a contract, lease (including any Real Property Lease), sub-lease, agreement, purchase order, sales order, mortgage, note, bond or other binding understanding, whether oral or written, that is in effect as of the date of this Agreement.

“Court Direction” means a final written non-appealable instruction, order or judgment issued or entered by a court of competent jurisdiction.

“CSA Scores” has the meaning set forth in Section 4.24.

“Daseke Holdco” has the meaning set forth in the Preamble of this Agreement.

“Effective Time” has the meaning set forth in Section 2.4.

“Effective Time Net Cash” means Net Cash of the Companies and any Subsidiary thereof as of the Effective Time, a sample calculation of Net Cash as of November 29, 2017 is attached as Schedule 1.1-2.

“Employment Agreements” has the meaning set forth in Section 2.5(h).

“Encumbrance” means any charge, claim, community property interest, exception to title, encumbrance, easement, license, right of way, condition, reservation, restriction, equitable interest, lien, covenant, option, pledge, mortgage, deed of trust, assignment, collateral assignment, hypothecation or other security interest, purchase option, right of first refusal, right of first offer or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means all applicable Laws, orders, decrees, directives, permits, licenses, Governmental Authorizations and judgments relating to (i) pollution or contamination, (ii) protection of the environment natural resources, or (iii) Hazardous Materials or health and human safety related to exposure thereto.

“Equity Interests” has the meaning set forth in the Recitals of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Excluded Assets” means the assets and properties of the Companies identified on Exhibit A.

“Excluded Assets Assignment” has the meaning set forth in Section 6.2.

“FCPA” has the meaning set forth in Section 4.25(a).

“Financial Statements” has the meaning set forth in Section 4.5(b).

“Fleet Movers” has the meaning set forth in the Recitals of this Agreement.

“Fleet Movers Interests” has the meaning set forth in the Recitals of this Agreement.

 “Fundamental Representations” means the representations and warranties of Sellers in Section 3.1,  Section 3.2,  Section 3.4,  Section 4.1,  Section 4.3,  Section 4.4,  Section 4.11,  Section 4.17 and Section 4.20.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“General Survival Date” means [*].

“Government Official” means any official, employee or other representative of any Governmental Entity or any political party, party official or candidate for political office.

 “Governmental Authorization” means any approval, consent, license, permit, certificate of compliance, waiver, registration or other authorization issued, granted, given or otherwise required by any Governmental Entity or pursuant to Law.

“Governmental Entity” means any federal, state, local, foreign, international, intergovernmental or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Hazardous Materials” means any pollutant, contaminant, chemical, waste, material or substance as defined in or regulated under any Environmental Law, including any waste, material, substance, chemical, pollutant or contaminant, the exposure to or release of which may cause an injury to human health or to the environment, including natural resources, or may subject the owner, lessee, user, occupier, holder or operator of the Real Property to any imposition of costs or liability under any Environmental Law.

“Indebtedness” means, with respect to any Person, all obligations of such Person, including the principal amount and any related accrued and unpaid interest, fees and prepayment penalties (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables incurred in the Ordinary Course of Business), (d) under capital leases, (e) under letters of credit or similar credit transactions or obligations, (f) under interest rate, commodity or currency swap, hedge or similar transactions (valued at the termination value thereof), and (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“Indemnified Persons” has the meaning set forth in Section 7.2(a).

“Independent Contractors” has the meaning set forth in Section 4.18(a).

“Intellectual Property Rights” has the meaning set forth in Section 4.12.

“Intercompany Transactions” has the meaning set forth in Section 4.22(b).

“IRS” means the United States Internal Revenue Service.

“Joint Instructions” has the meaning set forth in Section 9.2.

[*] Please refer to footnote 1 on page 1 of this Exhibit 2.5

“Knowledge,” when used with respect to Sellers, means the actual knowledge, after reasonable inquiry, of Craig Stanley, Gregg Stanley, Michael Sheehan or Jay Johnson.

“Last Fiscal Year End” has the meaning set forth in Section 4.5(b).

“Latest Balance Sheet” has the meaning set forth in Section 4.5(a).

“Latest Balance Sheet Date” has the meaning set forth in Section 4.5(b).

“Latest Financial Statements” has the meaning set forth in Section 4.5(a).

“Law” means any constitution, law, ordinance, principle of common law, rule, regulation, statute, treaty, or other legally enforceable requirement of any Governmental Entity.

“Lease Agreements” means the lease agreements with respect to the real properties located at (i) 1352 River Rd., Cofield, North Carolina 27922, (ii) 14210 Distribution Ave., Laredo, Texas 78045, (iii) 10606 Sheldon Rd., Houston, Texas 77044, and (iv) 2607 Brick Church Pike, Nashville, Tennessee 37207, with each lease agreement in form and substance satisfactory to Buyer.

“Leased Real Property” means all real properties leased, used, occupied, operated or otherwise held by any Company or any Subsidiary thereof pursuant to a Real Property Lease, including all of the applicable Company’s or Subsidiary’s right, title and interest in and to any land, buildings, structure, improvements and fixtures located thereon and easements and other rights and interests appurtenant thereto.

“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation (to the extent conducted by or on behalf of a Governmental Entity), proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal).

“Loss” means any loss, assessment, damage, deficiency, penalty, fine, cost, Tax, Encumbrance (other than a Permitted Encumbrance), expense or fee, including court costs and reasonable attorneys’ fees and expenses, and any other expenses incurred as a direct result of any demand or Litigation.

“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect on the business, assets, properties, condition (financial or otherwise), or results of operations of the Companies, taken as a whole; provided,  however, that in determining whether a Material Adverse Effect has occurred, any effect to the extent attributable to the following shall not be considered: (a) changes in any of the jurisdictions in which the Companies operate or general economic or political conditions; (b) any actions required to be taken pursuant to the terms of this Agreement; and (c) the consummation of the transactions contemplated by this Agreement (except, in the case of the foregoing clause (a), to the extent there is a materially disproportionate effect on the Companies, taken as a whole).

“Material Contracts” has the meaning set forth in Section 4.13(a).

“Memorandum of Lease” means a memorandum of lease in form and substance satisfactory to Buyer  with respect to each Lease Agreement, to be recorded in the property records of the county in which the applicable Leased Real Property is located.

“Money Laundering Laws” has the meaning set forth in Section 4.25(c).

“Net Cash” means, with respect to any Company or any Subsidiary thereof, all unrestricted cash and cash equivalents of such Company or any Subsidiary thereof (including money market accounts), net of (i) any checks and/or ACH outstanding, or any amounts needed for other items incurred but not posted, (ii) any cash or cash equivalents securing existing letters of credit, security bonds and/or deposits or similar obligations, (iii) any cash or cash equivalents that represent insurance deposits or collateral, customer prepayments, cash restricted for purposes of collateral, employee deductions, employee savings, employee deferred compensation, other employee deferrals, health insurance, or workers’ compensation funds, and (iv) all other cash or funds that are restricted, pledged, collateralized, encumbered, or unearned.

“Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

“Ordinary Course of Business” means the ordinary course of business of the applicable Company in conducting its Business, consistent with past custom and practice both in respect of nature and amount.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement or certificate of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the limited liability company agreement and articles or certificate of formation of a limited liability company, (e) any other charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (f) any amendment to any of the foregoing.

“Outstanding Claim” has the meaning set forth on Exhibit B.

“Ownership Interest” means, with respect to any Person, (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the common stock of Parent, par value $0.0001.

“Party” or “Parties” means Parent, Buyer, Sellers and Seller Representative.

“Per Share Value” means $12.33706 (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events after the Closing).

“Permitted Encumbrances” means, (I) except in the case of the Equity Interests, (a) Encumbrances for current period Taxes that are not yet due and payable or that are being contested in good faith and for which there are adequate reserves reflected in the Latest Financial Statements, (b) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business that are not yet due and payable, or the validity or amount of which is being contested in good faith with appropriate bonds or for which there are adequate reserves reflected in the Latest Financial Statements, (c) easements, encroachments, rights of way, restrictions, zoning ordinances and other similar Encumbrances affecting the Leased Real Property which are of record in the land records for the county where the specific Leased Real Property to which they relate is located or which an accurate and current title search of such applicable Leased Real Property would reveal and which do not, individually or in the aggregate, materially impair the value thereof or unreasonably restrict the use thereof in the Ordinary Course of Business, (d) other Encumbrances which do not, individually or in the aggregate, materially impair the value thereof or unreasonably restrict the use thereof in the Ordinary Course of Business, (e) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over an applicable parcel of Leased Real Property and which do not, individually or in the aggregate, materially impair the value thereof or unreasonably restrict the use thereof in the Ordinary Course of Business, (f) landlord’s liens and similar Encumbrances in favor of lessors arising under or in connection with the Real Property Leases and securing amounts that are not yet due and payable, (g) Encumbrances that will be removed prior to or in connection with the Closing, and (h) Encumbrances related to the Assumed Indebtedness to the extent set forth on Schedule 4.20 and (II) in the case of the Equity Interests, (x) Encumbrances set forth in the Companies’ respective Organizational Documents and (y) Encumbrances imposed by federal or state securities Laws.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“Plan” means each plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, consultants or directors or any spouses or dependents of such individuals, including those intended to provide (a) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (b) pension, profit sharing, equity compensation, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (c) equity-based compensation, salary continuation, unemployment, supplemental unemployment, severance, termination pay, retention, change-in-control, fringe, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), and any employment or consulting agreement, in each case, (i) that is sponsored, maintained or contributed to by any Company or any of its Subsidiaries, (ii) that any Company or any of its Subsidiaries has committed to implement, establish, adopt or contribute to in the future or (iii) with respect to which any Company or any of its Subsidiaries has or could reasonably be expected to have any direct or indirect liability, whether absolute, contingent or otherwise, including with respect to any of their ERISA Affiliates.

“Pledge Agreement” has the meaning set forth in Section 2.5(n).

“Pledge Shares” has the meaning set forth in Section 2.2(c).

“Pre-Closing Date Tax Period” means any Tax period ending on or before the Closing Date.

“Pre-Closing Restructuring” has the meaning set forth in the Recitals of this Agreement.

“Pro Rata Share” means, with respect to each Seller, the applicable percentage set forth next to such Seller’s name on Exhibit C in the column entitled “Pro Rata Share”.

“Pro Rata Share (Cash)” means, with respect to each Seller, the amount set forth next to such Seller’s name on Exhibit C in the column entitled “Pro Rata Share (Cash)”.

“Pro Rata Share (Shares)” means, with respect to each Seller, the number of Purchase Agreement Shares and Pledge Shares set forth next to such Seller’s name on Exhibit C in the column entitled “Pro Rata Share (Shares)”.

“PRP” has the meaning set forth in Section 4.17(d).

“Purchase Agreement Shares” has the meaning set forth in Section 2.2(b).

“Purchase Price” has the meaning set forth in Section 2.2.

“Real Property Lease” means any lease, sublease, license, or similar occupancy agreement, together with any amendments, modifications, extensions, renewals, guaranties, side letters or other agreements related thereto, pursuant to which any Company uses, occupies, operates or otherwise holds any Leased Real Property.

“Releasee” has the meaning set forth in Section 11.17.

 “Remedies Exception,” when used with respect to any Person, means performance of such Person’s obligations except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

“Required Consents” has the meaning set forth in Section 2.5(f).

“Retained Liabilities” means (a) all Seller Taxes and (b) all liabilities or obligations to the extent arising from (i) Company Indebtedness, (ii) Affiliated Transactions (including Affiliated Indebtedness) to the extent required to be terminated pursuant to Section 2.5(i) of this Agreement, (iii) the Excluded Assets, (iv) those matters described on Exhibit B and (v) Transaction Expenses.

“Rolling Stock” means all tractors and trailers included in the Assets or leased by any Company or any Subsidiary thereof from third-parties for use in the Business.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2(a)(i).

“Seller Liability Determination” means a determination of Sellers’ liability for and the amount of a Buyer Loss (i) pursuant to the procedures set forth in Section 8.1(d)(i), (ii) by agreement between Buyer and Seller Representative or (iii) by Court Direction.

“Seller Losses” has the meaning set forth in Section 8.2(a)(i).

“Seller Representative” has the meaning set forth in Section 11.16.

“Seller Taxes” means any and all Taxes (a) imposed on or with respect to any Seller; (b) imposed on or with respect to the Excluded Assets or the transfer thereof pursuant to Section 6.2, (c) imposed on any Company or any Subsidiary thereof for any Pre-Closing Date Tax Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 10.1(c)); (d) of any Consolidated Group (or any member thereof, other than any Company or any Subsidiary thereof) of which any Company or any Subsidiary thereof (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar foreign, state or local Law; (e) of any other Person for which any Company or any Subsidiary thereof is or has been liable as a transferee or successor, by contract or otherwise resulting from events, transactions or relationships occurring or existing prior to the Closing; and (f) that are Transfer Taxes for which Sellers are liable pursuant to Section 10.3.

“Sellers” has the meaning set forth in the Preamble of this Agreement.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“STS Trust” has the meaning set forth in the Preamble of this Agreement.

“Subscription Agreement” has the meaning set forth in Section 2.5(j).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other legal entity with respect to which 50% of more of the Ownership Interest of such entity is owned, directly or indirectly, by another Person.

“Tail Policy” has the meaning set forth in Section 11.2.

“Tax” or “Taxes” means any (a) taxes, assessments, fees and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, highway use, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (b) any liability in respect of any item described in clause (a) above, that arises by reason of a Contract, the assumption of a Contract, transferee or successor liability, operation of Law (including as a result of being a member of a Consolidated Group for any period) or otherwise.

“Tax Proceeding” has the meaning set forth in Section 10.2.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Term Sheet” means that certain Term Sheet, dated as of October 12, 2017, between Daseke Companies, Inc. and the Companies.

“Third Party Action” has the meaning set forth in Section 8.3(a).

“Third Party Claim Notice” has the meaning set forth in Section 8.3(a).

“Transaction Documents” means this Agreement, the Employment Agreements, the Pledge Agreement, the Lease Agreements, the Subscription Agreement and any other agreement, exhibit, document and instrument expressly contemplated by this Agreement.

“Transaction Expenses” means all expenses that have been incurred by Sellers or any Company or any Subsidiary thereof in connection with the transactions contemplated by this Agreement that are unpaid as of the Closing, including legal, accounting and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other Transaction Documents.

“Transfer Taxes” means any and all transfer, sales, use, excise, goods and services, stock, conveyance, registration, securities transactions, real estate or land transfer, stamp, documentary, notarial, recording, permit, license, authorization and similar Taxes imposed on the sale of the Equity Interests pursuant to this Agreement.

“Treasury Regulations” means the final or temporary regulations promulgated under the Code.

“TSH” has the meaning set forth in the Recitals of this Agreement.

“TSH Interests” has the meaning set forth in the Recitals of this Agreement.

“TSH International” means TSH International Services, S. de R.L. de C.V..

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

II.        Purchase and Sale of Equity Interests

2.1       Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, Sellers agree to sell, transfer and deliver the Equity Interests, free and clear of any and all Encumbrances (other than Permitted Encumbrances), to Buyer, and Buyer agrees to purchase the Equity Interests from Sellers.

2.2       Consideration.  The aggregate consideration (the “Purchase Price”) to be paid or issued by Buyer and/or Parent to Sellers for the Equity Interests is:

(a)        $88,100,000 (the “Cash Purchase Price”), plus or minus, as applicable, the Cash Adjustment Amount;

(b)        364,147 shares of Parent Common Stock issued to STS Trust pursuant to this Agreement and the Subscription Agreement (the “Purchase Agreement Shares”); and

(c)        608,533 shares of Parent Common Stock to be issued to STS Trust pursuant to this Agreement and the Subscription Agreement and to be subject to the Pledge Agreement (the “Pledge Shares”).

2.3       Cash Adjustment.

(a)        The Parties agree and acknowledge that, on or prior to the Closing Date, the Companies have distributed to Sellers (the “Cash Sweep”) an aggregate amount in cash equal to $[*] (the “Cash Sweep Amount”), which Cash Sweep Amount is equal to the product of (x) [*]% multiplied by (y) Sellers’ good faith estimate of the amount of Effective Time Net Cash.

(b)        Within 90 days after the Closing Date, the Seller Representative shall prepare and deliver to Buyer a reasonably detailed statement setting forth the Seller Representative’s calculation of Effective Time Net Cash, which shall be accompanied by reasonable supporting details and work papers. The Seller Representative and its representatives shall be given prompt and reasonable access to all of the Companies’ and their accountants’ books and records (including working papers, schedules and calculations) reasonably related to the Seller Representative’s calculation of the Effective Time Net Cash. The Seller Representative and its representatives may make inquiry of Buyer, the Companies and their representatives regarding the calculation of Effective Time Net Cash, and Buyer shall and shall cause the Companies to cooperate and promptly respond to such inquiries. Buyer and Seller Representative shall cooperate in good faith to attempt to agree upon the amount of Effective Time Net Cash (and all discussions related thereto shall, unless otherwise agreed in writing by Buyer and Seller Representative, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)).  If Buyer and Seller Representative are unable to agree upon the amount of Effective Time Net Cash within the 30 day period following the Seller Representative’s delivery of such statement, then Buyer and Seller Representative will retain an independent, nationally recognized accounting firm mutually agreed upon by Buyer and Seller Representative (or, if Buyer and Seller Representative do not agree with five days following such 30 day period, BDO USA, LLP) (the “Cash Auditor”) to resolve the dispute regarding the amount of Effective Time Net Cash.  In connection with the

[*]   Please refer to footnote 1 on page 1 of this Exhibit 2.5

retention of the Cash Auditor, Buyer and Seller Representative shall each be required to submit to the Cash Auditor their respective estimates of the amount of Effective Time Net Cash, together with reasonable supporting documentation.  Buyer and Seller Representative shall instruct the Cash Auditor to resolve the dispute as soon as practicable, and in any event within 30 days following the submission of the dispute to the Cash Auditor, and Buyer, Sellers, Seller Representative and their respective agents and representatives shall cooperate with the Cash Auditor during its engagement.  In resolving the dispute regarding the amount of Effective Time Net Cash, the Cash Auditor may not assign a value to any particular line item greater than the highest value for such item claimed by either Buyer or Seller Representative or less than the lowest value for such item claimed by either Buyer or Seller Representative.  The Cash Auditor’s determination shall be based solely on the written submissions by Buyer and Seller Representative (i.e., not on an independent review) and the definitions and other terms included herein.  In resolving the amount of Effective Time Net Cash, Buyer, Sellers and Seller Representative will not engage in discovery and no arbitration hearing will be held.  The fees and expenses of the Cash Auditor shall be borne 50% by Buyer and 50% by Sellers.  Upon the agreement of Buyer and Seller Representative upon the amount of Effective Time Net Cash (or, in the event that Buyer and Seller Representative submit a dispute regarding the amount of Effective Time Net Cash to the Cash Auditor, upon the Cash Auditor’s determination thereof), the amount (whether positive or negative) equal to (x) the amount of Effective Time Net Cash minus (y) the Cash Sweep Amount shall be the “Cash Adjustment Amount,” and the absolute value of the Cash Adjustment Amount is hereinafter referred to as the “Adjustment Payment”.

(c)        If the Cash Adjustment Amount is a positive number, then Buyer shall (or shall cause the Companies to), within five Business Days following the determination of the Cash Adjustment Amount, deliver to Seller Representative (for distribution to Sellers) the Adjustment Payment by wire transfer of immediately available funds to the account or accounts designated by Seller Representative.

(d)        If the Cash Adjustment Amount is a negative number, then Sellers shall, on a joint and several basis, within five Business Days following the determination of the Cash Adjustment Amount, deliver to Buyer the Adjustment Payment by wire transfer of immediately available funds to the account designated by Buyer.

(e)        The parties agree the Seller Representative and any of the Sellers and their Affiliates may engage Carr, Riggs & Ingram, LLC and Bass, Berry & Sims, PLC and their respective Affiliates to advise or represent them in connection with the determination of the Effective Time Net Cash addressed by this Section 2.3.

2.4       The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Vinson & Elkins L.L.P. in Dallas, Texas at 2001 Ross Avenue, Suite 3700, Dallas, TX  75201-2975 at 10:00 a.m. Dallas time on the date of this Agreement, or at such other place and on such other time and date as is mutually agreeable to Buyer and Sellers.  The date on which the Closing occurs is referred to herein as the “Closing Date” and, except as otherwise provided in this Agreement, shall be deemed effective as of 11:59 p.m. Dallas time on the day immediately preceding the Closing Date (the “Effective Time”).  All actions to be taken by the Parties in connection with consummation of the transactions contemplated by this Agreement, and all certificates, instruments and other documents required to effect the transactions contemplated by this Agreement, will be in form and substance reasonably satisfactory to the other Parties.  All items delivered by the Parties at the Closing (including pursuant to Sections 2.5 and 2.6) will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered or waived.

2.5       Sellers’ and the Companies’ Deliveries and Actions at the Closing.  Subject to the conditions set forth in this Agreement, on the Closing Date, Sellers shall, and shall cause the Companies (as applicable) to:

(a)        deliver to Buyer certificates representing all of the Equity Interests, free and clear of all Encumbrances (other than Permitted Encumbrances), accompanied by a duly executed assignment in form and substance reasonably acceptable to Buyer;

(b)        deliver to Buyer a certificate executed by an officer or authorized representative of each Company, dated the Closing Date, certifying as to the Organizational Documents of such Company;

(c)        deliver to Buyer resignations of certain officers and/or members of the boards of directors, boards of managers or equivalent governing body of each of the Companies, in each case as requested by Buyer prior to the Closing;

(d)        deliver to Buyer documentation evidencing the termination and release, at the Closing, of all Encumbrances on the Equity Interests (other than Permitted Encumbrances);

(e)        deliver to Buyer each of a payoff-letter between the applicable Company and each holder of Company Indebtedness and Affiliated Indebtedness, covering the payment in full of such Indebtedness, together with evidence satisfactory to Buyer of the contemporaneous release of any Encumbrances (other than Permitted Encumbrances) relating to such Indebtedness being repaid;

(f)        deliver to Buyer the Consents and Governmental Authorizations set forth on Schedule 2.5(f) (collectively, the “Required Consents”);

(g)        deliver to Buyer a certificate of non-foreign status of each Seller (or, if such Seller is a disregarded entity for tax purposes, such Seller’s regarded tax owner) meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(h)        deliver to Buyer (i) an Employment Agreement, effective as of the Closing, by and between Craig Stanley and TSH, duly executed by Craig Stanley, (ii) an Employment Agreement, effective as of the Closing, by and between Gregg Stanley and TSH, duly executed by Gregg Stanley, and (iii) an Employment Agreement, effective as of the Closing, by and between Michael Sheehan and TSH, duly executed by Michael Sheehan (the agreements described in clauses (i) through (iii) collectively, the “Employment Agreements”);

(i)         deliver to Buyer evidence reasonably satisfactory to Buyer that the Affiliated Transactions on Schedule 2.5(i) have been terminated;

(j)         deliver to Buyer the Subscription Agreement, effective as of the Closing Date, by and between Parent and STS Trust (the “Subscription Agreement”), duly executed by STS Trust;

(k)        deliver to Buyer the Excluded Assets Assignment, duly executed by TSH and Sydney Properties, LLC;

(l)         deliver to Buyer the Lease Agreements, duly executed by Sydney Properties, LLC;

(m)       deliver to Buyer each Memorandum of Lease, duly executed and acknowledged by Sydney Properties, LLC;

(n)        deliver to Parent the Pledge Agreement, effective as of the Closing Date, by and between Parent and STS Trust (the “Pledge Agreement”), duly executed by STS Trust; and

(o)        deliver to Buyer such other documents, instruments and certificates as Buyer or its counsel reasonably deems necessary to consummate the transactions contemplated by this Agreement.

2.6       Buyer’s Deliveries and Actions at the Closing.  Subject to the conditions set forth in this Agreement, on the Closing Date, Buyer or Parent, as applicable, shall:

(a)        issue to STS Trust that number of the Purchase Agreement Shares and the Pledge Shares equal to its Pro Rata Share (Shares);

(b)        deliver to each Seller its Pro Rata Share (Cash) of the Closing Amount by wire transfer of immediately available funds to the account designated by such Seller;

(c)        deliver to Sellers and TSH the Employment Agreements, duly executed by TSH;

(d)        deliver to STS Trust the Subscription Agreement, duly executed by Parent;

(e)        deliver to the recipients thereof an amount sufficient to repay any and all Indebtedness being paid by Buyer on Sellers’ behalf at the Closing;

(f)        deliver to Sellers a certificate executed by an officer or authorized representative of Buyer, Daseke Holdco and Parent, dated the Closing Date, certifying as (i) to the Organizational Documents of Buyer, Daseke Holdco and Parent, (ii) the resolutions of the board of directors or similar governing body of Buyer, Daseke Holdco and Parent authorizing the execution, delivery and performance of this Agreement and the other agreements, instruments and certificates to be delivered by Buyer, Daseke Holdco and Parent pursuant to this Agreement and (y) the incumbency of any officers or authorized representatives of Buyer, Daseke Holdco and Parent executing this Agreement and the other agreements, instruments and certificates to be delivered by Buyer, Daseke Holdco and Parent pursuant to this Agreement;

(g)        deliver to Sellers the Lease Agreements, duly executed by TSH;

(h)        deliver to Sellers each Memorandum of Lease, duly executed and acknowledged by TSH;

(i)         deliver to the recipients thereof an amount sufficient to pay any and all Transaction Expenses being paid by Buyer on Sellers’ behalf at the Closing;

(j)         deliver to the Seller Representative the Pledge Agreement duly executed by Parent; and

(k)        deliver to Sellers such other documents, instruments and certificates as Sellers or their counsel reasonably deem necessary to consummate the transactions contemplated by this Agreement.

III.       Sellers’ Representations and Warranties

Except as set forth in the correspondingly numbered section of the Schedules (or in any other section of the Schedules to the extent that the applicability of such disclosure to such other sections is reasonably apparent on the face of such disclosure), each Seller jointly and severally represents and warrants to Buyer and Parent that the statements contained in this Article III are true, correct and complete as of the Closing Date.  The Schedules referred to in this Article III will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III.

3.1       Title to the Equity Interests.  Sellers collectively own, of record and beneficially, the Equity Interests, free and clear of any and all Encumbrances (other than Permitted Encumbrances).  At Closing, Buyer will obtain good and valid title to the Equity Interests, free and clear of any and all Encumbrances (other than Permitted Encumbrances and Encumbrances imposed by Buyer).

3.2       Valid and Binding Agreement.  Each Seller has full legal capacity to enter into this Agreement and each other Transaction Document to which such Seller will be a party and to consummate the transactions contemplated hereby and thereby.  This Agreement and each other Transaction Document to which a Seller will be a party have been duly executed and delivered by such Seller and constitute the valid and binding obligation of such Seller, enforceable against it in accordance with its terms, subject to the Remedies Exception.

3.3       No Breach; Consents.  Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement and each other Transaction Document to which any Seller will be a party does not (a) violate or conflict with any Law, Order or Governmental Authorization; (b) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation, termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any material contract or material Governmental Authorization that is either binding upon or enforceable against such Seller; (c) result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon the Equity Interests or any of the assets of the Companies; or (d) require any material Governmental Authorization other than the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

3.4       Brokerage.  No Person is or will be entitled to receive any brokerage commission, finder’s fees, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of any Seller or any Company for which any of the Parties or any Company is or could become liable or obligated.

IV.       Representations and Warranties Regarding the Companies

Except as set forth in the correspondingly numbered section of the Schedules (or in any other section of the Schedules to the extent that the applicability of such disclosure to such other sections is reasonably apparent on the face of such disclosure), each Seller jointly and severally represents and warrants to Buyer and Parent that the statements contained in this Article IV are true, correct and complete as of the Closing Date.  The Schedules referred to in this Article IV will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV. For purposes of this Article IV (unless otherwise indicated or the context otherwise requires (including with respect to Sections 4.3,  4.5 and 4.11(n)), all references to a Company shall include all Subsidiaries of such Company.

4.1       Incorporation; Power and Authority.  Each Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of its organization, with full corporate power and authority to conduct its business as such is now being conducted and is presently proposed to be conducted.  Schedule 4.1 lists, each state or other jurisdiction in which each Company is duly qualified to do business as a foreign corporation.  Each Company is duly qualified to do business and in good standing in each state or jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activity conducted by it, require such qualification except where the failure to be so qualified would not result in a material liability to Buyer or the Companies after the Closing.  Each Company is in compliance in all material respects with the provisions of its Organizational Documents.

4.2       No Breach; Consents.  Except as set forth in Schedule 4.2, the execution, delivery and performance of this Agreement does not: (a) contravene any provision of the Organizational Documents of the Companies; (b) violate or conflict with any Law, Order or Governmental Authorization; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in any violation, termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Material Contract that is either binding upon or enforceable against any Company; (d) result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any Company or any of the material assets of any Company; or (e) require any material Governmental Authorization other than the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

4.3       Capitalization.

(a)        Schedule 4.3 sets forth all of the issued and outstanding Ownership Interests in each Company and the owners (of record and otherwise) of such Ownership Interests.  All of the Ownership Interests in each Company have been duly authorized and validly issued and are fully paid (to the extent required under the Organizational Documents of the applicable Company)

and non-assessable (except as such non-assessability may be affected by applicable Law) and were not issued in violation of, and, except as identified in Schedule 4.3, are not subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Organizational Documents of the applicable Company, or any Contract to which such Company is or was a party or by which it is or was otherwise bound.

(b)        Except as set forth on Schedule 4.3, there are no Contracts (including options, warrants, calls and preemptive rights) obligating any Company to (i) issue, sell, pledge, dispose of or encumber any Ownership Interests in such Company or any securities convertible, exercisable or exchangeable into Ownership Interests in such Company, (ii) redeem, purchase or acquire in any manner any Ownership Interests in such Company or any securities that are convertible, exercisable or exchangeable into any Ownership Interests in such Company or (iii) make any dividend or distribution of any kind with respect to the Ownership Interests in such Company (or to allow any participation in the profits or appreciation in value of such Company).

4.4       Subsidiaries.  Except as set forth on Schedule 4.4, no Company has any Subsidiaries or owns any Ownership Interests in any other Person.  There are no outstanding obligations of any Company to make any capital investment (in the form of a loan, capital contribution, or purchase of an Ownership Interest) in any other Person.

4.5       Financial Statements.

(a)        Set forth on Schedule 4.5(a) are the unaudited balance sheets as of October 31, 2017 (the “Latest Balance Sheets” and such date, the “Latest Balance Sheet Date”) of each Company and the unaudited statements of income of each Company for the 10-month period then ended (such statements and the Latest Balance Sheets, the “Latest Financial Statements”).

(b)        Set forth on Schedule 4.5(b) are the balance sheets as of December 31, 2016 of each Company and the related statements of income, and comprehensive income, stockholders’ equity and cash flows of each Company for such year (the “Last Fiscal Year End”), and the balance sheets as of December 31, 2015 of each Company and the related statements of income, and comprehensive income, stockholders’ equity and cash flows of each Company for such year (collectively, the “Annual Financial Statements” and together with the Latest Financial Statements, the “Financial Statements”).

(c)        The Financial Statements are based upon the books and records of each Company, as applicable and present fairly in all material respects the financial position and results of operations of each Company at the respective dates and for the respective periods indicated in accordance with GAAP.

4.6       Absence of Undisclosed Liabilities.  Except as reflected or expressly reserved against in the Annual Financial Statements or the Latest Financial Statements or as set forth on Schedule 4.6, no Company has any liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) which would be required to be reflected or reserved against on a balance sheet of a Company prepared in accordance with GAAP or the notes thereto, except liabilities or obligations (a)  that have arisen after the Latest Balance Sheet Date in the Ordinary

Course of Business; (b) incurred in connection with the transactions contemplated hereby and in accordance with this Agreement[*].

4.7       Books and Records.  The books of account and records of each Company are complete and correct in all material respects.

4.8       Absence of Certain Developments.  Except as set forth on Schedule 4.8:

(a)        since the Latest Balance Sheet Date, except for the Excluded Assets or the disposition of obsolete equipment, neither Sellers nor any Company has sold, leased, transferred or assigned any of the material assets of any Company, tangible or intangible, other than for reasonable consideration in the Ordinary Course of Business;

(b)        since the Latest Balance Sheet Date, no Company has entered into any Contract (or series of related Contracts with the same Person), that is not terminable upon ninety (90) days’ written notice or less without penalty or acceleration of any obligations thereunder, obligating a Company to make aggregate annual payment of more than $[*] that is outside the Ordinary Course of Business;

(c)        since the Latest Balance Sheet Date, no Person (including Sellers or any Company) has accelerated, suspended, terminated, materially and adversely modified or canceled any Contract (or series of related Contracts with the same Person) obligating a Person to make aggregate annual payments to a Company of more than $[*] to which any Company is a party or by which it is bound;

(d)        since the Last Fiscal Year End, other than in the Ordinary Course of Business, no material Encumbrance has been imposed on any asset of any Company;

(e)        since the Latest Balance Sheet Date, no Company has made any capital expenditure (or series of related capital expenditures with the same Person) outside the Ordinary Course of Business or made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions with the same Person) outside the Ordinary Course of Business;

(f)        since the Latest Balance Sheet Date, other than advances on existing credit facilities in the Ordinary Course of Business, no Company has created, incurred, assumed or guaranteed any Indebtedness;

(g)        since the Latest Balance Sheet Date, no Company has delayed, postponed or accelerated the payment of accounts payable or other liabilities or the receipt of any accounts receivable, in each case in any material respect, except in the Ordinary Course of Business;

(h)        since the Latest Balance Sheet Date, other than with respect to the Excluded Assets, no Company has canceled, compromised, waived or released any material right or claim (or series of related rights or claims related to the same Person) except in the Ordinary Course of Business;

(i)         since the Latest Balance Sheet Date, there has been no change made, or authorized to be made, in the Organizational Documents of any Company;

(j)         since the Latest Balance Sheet Date, no Company has experienced any damage, destruction or loss (not covered by insurance) in excess of $[*] in the aggregate to its property;

(k)        since the Latest Balance Sheet Date, no Company has made any loan to, or entered into any other transaction with, any Seller, any Business Employee or any Company’s directors, officers, employees or independent contractors, or any Affiliate of the foregoing, other than those contemplated by the Agreement, advances in the Ordinary Course of Business, not exceeding $[*] in the aggregate, to Business Employees that are not Sellers, Affiliates of any Seller, or officers, managers or directors of any Company;

(l)         since the Latest Balance Sheet Date, no Company has entered into any Plan or any other employment, consulting, severance, retention, change in control or indemnification agreements;

(m)       since the Last Fiscal Year End, no Company has entered into, or become bound by, any collective bargaining agreement or other obligation to any labor organization or employee representative, in each case, whether written or oral, or materially modified the terms of any such existing agreement except as required by applicable Law and there has not been any material work stoppages, strikes or threats thereof;

(n)        since the Last Fiscal Year End, no Company has made any material change in accounting principles;

(o)        since the Last Fiscal Year End, to Seller’s Knowledge, no written complaint or investigation against any Company has been commenced by any Governmental Entity;

(p)        since the Latest Balance Sheet Date, there has been no increase to the salary, wage or other compensation or level of benefits payable or to become payable by any Company to any of its officers, managers, directors, Business Employees, agents or Independent Contractors (including any Seller, in their capacities as such) except in the Ordinary Course of Business;

(q)        since the Last Fiscal Year End, no Material Adverse Effect has occurred;

(r)        since the Last Fiscal Year End, no Company has received any written notice from any material supplier, Governmental Entity or any other Person, the result of which would materially and adversely impact the Business;

(s)        since the Latest Balance Sheet Date, no Company has issued, sold or otherwise disposed of any of its Ownership Interests, or granted any Ownership Interests, including any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Ownership Interests;

[*] Please refer to footnote 1 on page 1 of this Exhibit 2.5

(t)         since the Last Fiscal Year End, except in the Ordinary Course of Business, no Company has (i) made any settlement of or compromised any Tax liability, changed or revoked any Tax election or Tax method of accounting, made any new Tax election or adopted any new Tax method of accounting; (ii) surrendered any right to claim a refund of Taxes; (iii) consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or (iv) taken any other action that would have the effect of increasing the Tax liability of any Company for any period (or portion thereof) beginning after the Closing Date;

(u)        since the Latest Balance Sheet Date, except for the Cash Sweep, no Company has declared, set aside or paid any dividend or made any distribution with respect to its Ownership Interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its Ownership Interests or split, combined or reclassified any of its Ownership Interests;

(v)        since the Latest Balance Sheet Date, except as part of the requirements of the Closing, no Company has discharged or satisfied any Encumbrance or paid any liability, other than current liabilities paid in the Ordinary Course of Business;

(w)       since the Latest Balance Sheet Date, except as required by applicable Law, no Company has adopted or terminated or made any material amendment or modification to any Plans;

(x)        since the Latest Balance Sheet Date, no Company has taken any action outside of the Ordinary Course of Business, except for actions explicitly permitted, contemplated or required by this Agreement; and

(y)        since the Latest Balance Sheet Date or the Last Fiscal Year End (as applicable), neither Sellers nor any Company has committed or agreed (in writing or otherwise) to take any of the actions described in this Section 4.8.

4.9       Real Property and Assets.

(a)        Schedule 4.9(a) is a true, correct and complete list of (i) the address for each Leased Real Property and (ii) each Real Property Lease.  The Leased Real Property constitutes all of the real property owned, leased, subleased, licensed, occupied or otherwise held (whether or not occupied, and including any leases or other occupancy agreements assigned or leased premises sublet for which any Company remains liable) by any Company currently used in the conduct of the Business of the Company.

(b)        There are no parties in possession of the Leased Real Property other than the Companies, and, except as set forth on Schedule 4.9(b), none of the Real Property Leases have been assigned in whole or in part, nor has the Leased Real Property (or any portion thereof) been subleased.

(c)        To Sellers’ Knowledge, the conduct of the Business of the Companies, as currently conducted, on or from the Leased Real Property is permitted in all material respects under all applicable zoning, building and land use laws, ordinances and codes.

(d)        No Seller has received any oral or written notice of any pending or threatened condemnation, expropriation, requisition (temporary or permanent), eminent domain or similar proceedings with respect to all or any portion of the Leased Real Property.

(e)        Schedule 4.9(e) sets forth each Encumbrance (other than Permitted Encumbrances) on the machinery, equipment (including trucks and trailers) and other tangible assets and properties (other than the Leased Real Property) owned by any Company or included in the Latest Balance Sheets or acquired after the date thereof (the “Assets”) and, except as set forth on Schedule 4.9(e), each Company has good and marketable title to, or a valid leasehold interest in, the Assets, free and clear of any Encumbrances (other than Permitted Encumbrances), except for Assets disposed of in the Ordinary Course of Business since the Latest Balance Sheet Date.

(f)        To Sellers’ Knowledge, the Assets (other than the Rolling Stock and the Excluded Assets), taken as a whole (i) are adequate and suitable for their present uses, and are in good condition and repair, normal wear and tear excepted and (ii) are not in need of maintenance or repairs except for ordinary and routine maintenance and repairs required in the Ordinary Course of Business that are not material in nature or amount in the aggregate.

(g)        To Sellers’ Knowledge, the Rolling Stock, taken as a whole, (i) is in good operating condition and repair (subject to normal wear and maintenance), (ii) is usable in the Ordinary Course of Business, (iii) is in material conformance with applicable Laws, Governmental Authorizations, warranties and maintenance schedules relating to its construction, manufacture, modification, use and operation, and (iv) has been maintained and serviced in a manner consistent in all material respects with manufacturers’ recommendations and requirements, DOT standards and the standards of any other Governmental Entity applicable to the Rolling Stock. Schedule 4.9(g) sets forth the Rolling Stock owned by the Companies as of the Latest Balance Sheet Date, and, except for acquisitions and dispositions in the Ordinary Course of Business since such date, such Rolling Stock is owned by the Companies as of the Closing Date.

(h)        To Sellers’ Knowledge, the Assets (other than the Excluded Assets) and the Leased Real Property constitute all of the rights, property, and assets of every type and description, whether real or personal, tangible or intangible, necessary to conduct the Business as currently conducted.

(i)         To Sellers’ Knowledge, no Leased Real Property has been materially damaged by fire or other casualty since the Last Fiscal Year End.

(j)         To Sellers’ Knowledge, there is no fact or condition existing which would result in the termination or material reduction of the current access from any Leased Real Property or to the existing highway and roads that provide access thereto.

4.10     Accounts Receivable.  All notes and accounts receivable of each Company are reflected properly on its books and records in all material respects, are valid, have arisen from bona fide transactions in the Ordinary Course of Business, and are not subject to any material defense or offset.  Except with respect to the Excluded Assets, all such notes and accounts receivable are, to Sellers’ Knowledge, collectible at the amounts shown, subject to any allowance for uncollectibles reflected in the Financial Statements.

4.11     Taxes.

(a)        Each Company has (i) timely filed (or has had timely filed on its behalf) all material Tax Returns required to be filed by or with respect to such Company and each such Tax Return is true, correct and complete in all material respects; (ii) timely and properly paid (or has had paid on its behalf) all material amounts of Taxes owed by such Company; (iii) established on the Latest Balance Sheets consistent with past practices, reserves that are adequate for the payment of any Taxes not yet due and payable; and (iv) satisfied in all material respects all Tax withholding and deposit requirements imposed on or with respect to such Company.

(b)        There are no Encumbrances (other than Permitted Encumbrances) for Taxes upon any asset of any Company.

(c)        (i) There is no claim by a Taxing Authority against any Company for any Taxes, and no assessment, deficiency, or adjustment has been proposed, asserted or threatened (in each case, in writing) by any Taxing Authority with respect to any Taxes or Tax Returns of any Company and (ii) no Tax audits or administrative or judicial proceedings are being conducted, pending or, to Sellers’ Knowledge, threatened with respect to any Company.

(d)        No written claim has been made by a Governmental Entity in a jurisdiction where any Company does not file a Tax Return that such Company is or may be subject to taxation in such jurisdiction.

(e)        There is not in effect any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any Company.

(f)        None of the property of any Company is held in an arrangement that is a partnership for U.S. federal Tax purposes.  None of the property of any Company is “tax exempt use property” (within the meaning of Section 168(h) of the Code) or “tax exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code).

(g)        No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any:  (i) adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law) entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) long-term contract method of accounting utilized prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date; or (vii) election pursuant to Section 108(i) of the Code made on or prior to the Closing Date.

(h)        No Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the Closing Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i)         No Company is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (other than any such agreement or arrangement entered into in the Ordinary Course of Business and not primarily related to Taxes).

(j)         No Company has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax Law), or as a transferee or successor, or by contract or otherwise.  In the past four years, no Company has been a member of a Consolidated Group filing for federal or state income Tax purposes.

(k)        No Company has participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “listed transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations).

(l)         No power of attorney that is currently in force has been granted by any Company with respect to any matter relating to Taxes.

(m)       All of the property of each Company that is subject to property Tax has been properly listed and described on the property Tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing and no portion of any Company’s property constitutes omitted property for property Tax purposes.

(n)        For U.S. federal income tax purposes, each Company is, and has been at all times since its election to be classified as such, properly classified as an “S corporation” under Section 1361 of the Code and the Treasury Regulations thereunder, and is and has been so classified for state income tax purposes pursuant to analogous state provisions in jurisdictions in which it files or has filed income Tax Returns.  No Company has any Subsidiary that is classified as a “qualified subchapter S subsidiary” within the meaning of Section 1361 of the Code.

(o)        No Company will be liable for any Tax under Section 1374 of the Code or any other applicable state or local Law as a result of the transactions contemplated by this Agreement. No Company has, since its inception, acquired assets from another corporation in a transaction in which such Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or acquired the stock of any corporation that is or became a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.

(p)        No Company is subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence.

(q)        For U.S. federal income and applicable state and local tax purposes, TSH International is classified as an association taxable as a corporation.

(r)        TSH International is not, for the taxable year that includes the Closing Date, and has not been for any prior taxable year, a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “surrogate foreign corporation” within the meaning of Section 7874 of the Code.  During the period beginning January 1, 2017 and ending on the Closing Date, (i) TSH International will not have generated more than a de minimis (as defined in Section 954(b)(3) of the Code) amount of subpart F income (as defined in Section 952(a) of the Code) and (ii) TSH International did not hold, directly or indirectly, any United States property within the meaning of Section 956 of the Code.

(s)        All payments by, to or among the Companies and their Affiliates comply with all applicable transfer pricing requirements imposed by any Taxing Authority, and the Sellers have made available to the Buyer complete and correct copies of all transfer pricing documentation prepared pursuant to Treasury Regulations Section 1.6662-6 and any similar non-U.S. statutory, regulatory, or administrative provision by or with respect to the Companies during the past three years.

(t)         No Company is a party to a gain recognition agreement under Section 367 of the Code.

(u)        No material amount of income will be recognized with respect to TSH International pursuant to Section 965 of the Code, as amended by section 4004 of H.R. 1, the Tax Cuts and Jobs Act, as passed by the House of Representatives, 115th Cong., 1st Sess. (Nov. 16, 2017) or Section 14103 of H.R. 1, the Tax Cuts and Jobs Act, as [considered by the Senate and printed in Cong. Rec. S1416, S7455-S7457 (daily ed. Nov. 29, 2017)].

(v)        For purposes of this Section 4.11 (other than Section 4.11(n)), all reference to a Company shall also include any Subsidiary of any Company.

4.12     Intellectual Property Rights.  Schedule 4.12 lists all United States and foreign patents, trademarks, trade names, Internet domain names, service marks, copyrights and applications therefor  (“Intellectual Property Rights”) used by any Company in, and which are material to, the conduct of the Business (“Company Intellectual Property Rights”) or registered or applied for before a Governmental Entity in the name of any of the Companies.  The Companies own or possess adequate licenses or other valid rights to use all Company Intellectual Property Rights, and, to Sellers’ Knowledge, no conduct of the Business by any Company as currently conducted infringes any Intellectual Property Rights of others.

4.13     Material Contracts.

(a)        Schedule 4.13 lists by category the following Contracts to which any Company is a party or subject or by which it is bound (the “Material Contracts”):

(i)         all Contracts, that are not terminable upon ninety (90) days’ notice or less without penalty or acceleration of any obligations thereunder, for the purchase of products or services with an undelivered balance obligation in excess of $[*] per year;

(ii)       all Contracts, that are not terminable upon ninety (90) days’ notice or less without penalty or acceleration of any obligations thereunder, for the sale of products or services with an undelivered balance obligation in excess of $[*] per year;

(iii)      all Real Property Leases and all leases of personal property (excluding any personal property lease with aggregate annual payments of $[*] or less);

(iv)       all Contracts for the sale of any capital assets with an undelivered balance obligation in excess of $[*];

(v)        all Contracts for capital expenditures with an undelivered balance obligation in excess of $[*];

(vi)       all Contracts relating to Indebtedness or to mortgaging, pledging or otherwise placing an Encumbrance on any of the assets of any Company or guaranteeing any of the same;

(vii)     any other Contract, that is not terminable upon ninety (90) days’ notice or less without penalty or acceleration of any obligations thereunder, in which the aggregate obligation of any Company exceeds $[*] per year;

(viii)    all Contracts with an owner-operator or with respect to any employee leasing arrangement affecting Rolling Stock (excluding any Contract involving revenues or expenditures of a Company less than $[*]);

(ix)       all joint venture, acquisition and partnership agreements and other agreements relating to the acquisition by any Company of any operating business or the Ownership Interests of any other Person;

(x)        all Contracts, that are not terminable upon ninety (90) days’ notice or less without penalty or acceleration of any obligations thereunder, involving revenue or expenditure obligations of a Company in excess of $[*] per year with customers or any other Person for the sharing of fees, the rebating of charges or purchase price or other similar arrangements;

(xi)       all Contracts, that are not terminable upon ninety (90) days’ notice or less without penalty or acceleration of any obligations thereunder, containing covenants materially restricting the right of the Company to compete in any line of business or similarly materially restricting the ability of any Company to conduct business with any Person or in any geographical area;

[*] Please refer to footnote 1 on page 1 of this Exhibit 2.5

(xii)     all material license agreements granted to any Company by a Person for Intellectual Property Rights (excluding licenses granted to any Company to use retail available, off the shelf computer software);

(xiii)    all collective bargaining agreements or Contracts with any union to which any Company is a party or by which any Company is bound;

(xiv)     to the extent such Contracts have not been fully performed by any Company as of the Closing Date, all employment agreements, consulting, retention, change in control or severance arrangements and all other Contracts, including indemnification agreements, with any current or former officer, director or Business Employee of any Company, including any contract with any staffing, leasing agency, professional employer organization or other Person providing services to any Company (in each case, excluding such Contracts with owner operators); and

(xv)      all Contracts regarding the terms under which any Company leases or otherwise contracts for the services of any Business Employees (excluding such Contracts with owner operators).

(b)        The Companies have delivered to Buyer true, complete and correct copies of each Material Contract (including any amendments or modifications thereto).  Each Material Contract is valid and binding with respect to the applicable Company, and, to Sellers’ Knowledge, each other party thereto, currently in force and enforceable in accordance with its terms with respect to the applicable Company, and, to Sellers’ Knowledge, each other party thereto, subject to the Remedies Exception.  The applicable Company party to each Material Contract, and to Sellers’ Knowledge, each other party to each Material Contract, has performed in all material respects all obligations required to be performed by it through the date hereof in connection with each such Material Contract.  No Company has received any written, or to Sellers’ Knowledge, oral notice of any claim of material default by any Company under or termination of any Material Contract.  No Company has any present expectation or intention of not fully performing any material obligation pursuant to any Material Contract, and there is no material breach, anticipated material breach or material default by any Company or, to Sellers’ Knowledge, any other party to any Material Contract.

4.14     Litigation.  Schedule 4.14 sets forth all Litigation that is pending or, to Sellers’ Knowledge, threatened in writing (a) against or by any Company or (b) that relates to the Equity Interests or the Business as conducted by the Companies.  Except as set forth on Schedule 4.14, since the Latest Balance Sheet Date, neither any Company nor any Seller has settled or received a final judgment concerning any Litigation (a) against or by any Company or (b) that relates to the Equity Interests or the Business as conducted by the Companies.  No Company is subject to any material outstanding Order.

4.15     Insurance.  Schedule 4.15 sets forth a true, correct and complete list of all insurance policies in force as of the Closing that are maintained by or cover any Company or any material aspect of the Business.  All premiums due and payable under all such insurance policies have been paid and all such insurance policies are in full force and effect with respect to the applicable Company on their current terms in accordance with their terms and, except as set forth on Schedule

4.15 or as a result of Buyer’s actions or omissions (excluding any actions or omissions expressly contemplated by this Agreement), will continue to be in full force and effect as of immediately following the Closing.

4.16     Compliance with Laws; Governmental Authorizations.

(a)        Each Company is, and for the last three years has been, in material compliance with all applicable Laws and Orders.  To the Sellers’ Knowledge, no Company is relying on any exemption from or deferral of any Law, Order or Governmental Authorization that would not be available to it immediately following the Closing.

(b)        Each Company has in full force and effect all material Governmental Authorizations necessary to conduct the Business and own and operate the Assets (including licenses, permits, authorizations, franchises, and certificates).  Schedule 4.16(b) lists each material Governmental Authorization held by any Company.  Each Company has complied in all material respects with all applicable Governmental Authorizations in the last three years.  To the Sellers’ Knowledge, all material Governmental Authorizations are renewable by their terms or in the Ordinary Course of Business without the need to comply with any unduly burdensome qualification procedures or to pay any material amounts other than routine filing fees.  No Person other than the Companies owns any Governmental Authorizations which the Companies own, possess or use in the operation of the Business as now conducted.

(c)        There is no material property or obligation of any Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property Laws.

4.17     Environmental Matters.

(a)        Except as set forth on Schedule 4.17(a), each Company and the Leased Real Property are, and during the three years prior to the Closing Date have been, in material compliance with all applicable Environmental Laws.

(b)        Except as set forth on Schedule 4.17(b), each Company has obtained, maintained in full force and effect, and is and during the three years prior to the Closing Date has been in material compliance with the terms of all Governmental Authorizations required under Environmental Laws necessary to conduct the Business.

(c)        Except as set forth on Schedule 4.17(c), no Company has, within the past three years, received any written notice of material violations or material liabilities arising under Environmental Laws relating to any Company or any of its facilities (including the Leased Real Property) that remains pending or unresolved, and to Sellers’ Knowledge, there are no material circumstances, events or occurrences that are reasonably likely to result in the receipt of such notice. No material Litigation is pending or, to Sellers’ Knowledge, threatened against any Company or relating to any of the Leased Real Property before any Governmental Entity under any Environmental Law, and neither such Company nor any of the Leased Real Property is subject to any material outstanding Order pursuant to any Environmental Law.

(d)        Schedule 4.17(d) describes any instance in which any Company has generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, released, transported or disposed, or arranged for the transport or disposal of Hazardous Materials on, from, under or about any part of the Leased Real Property, any property previously owned or occupied by any Company, or any other property in material violation of Environmental Laws or in a manner reasonably likely to give rise to material liability for any Company under Environmental Laws, including any instances where any Company has received notifications alleging potential responsible party (“PRP”) status or other liability for a state or federal Superfund site or requesting information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act, as amended (“CERCLA”).

(e)        Except as set forth on Schedule 4.17(e), no underground storage tanks are or, to Sellers’ Knowledge, have in the past been located on or under any of the Leased Real Property.

(f)        Except as set forth on Schedule 4.17(f), Sellers have provided Buyer with complete and correct copies of all material audits, assessments, inspections, reports, and correspondence in the possession or control of any Company and relating to material environmental matters relating to any Company or any of its facilities (including the Leased Real Property).

4.18     Employees.

(a)        Schedule 4.18(a) lists each Business Employee and each independent contractor of any Company (including those which or who lease Rolling Stock in combination with driver services to any Company) (collectively, the “Independent Contractors”) as of the date set forth therein (not more than 10 days prior to the date hereof), and includes the following information with respect to each such individual, as applicable: status (employee or Independent Contractor); original hire or engagement date; employing entity; annualized salary or rate of pay (for Business Employees) or year to date compensation (for Independent Contractors); status as exempt or non-exempt under the Fair Labor Standards Act; and leave status (including duration of leave and expected return to work date).

(b)        Except as set forth on Schedule 4.18(b), no Company is currently negotiating any employment, severance, retention, change of control or similar Contract with any Person;

(c)        To Sellers’ Knowledge, no executive Business Employee or material Independent Contractor of any Company and no material group of Business Employees or Independent Contractors of any Company has communicated to the Company any plans to terminate his, her or their employment or engagement.

(d)        No Company is a party to or bound by, the terms of any collective bargaining agreement or any other Contract with any labor union or representative of employees, and no such agreements are currently being negotiated.  There are no labor disputes existing or, to Sellers’ Knowledge, threatened in writing involving organizing activity, strikes, work stoppages, slowdowns, picketing or any other material interference with work or production, or any other concerted action by employees of any Company.

(e)        All present and former Business Employees and Independent Contractors have been paid in full all wages, salaries, commissions, bonuses and other compensation due and payable to such employees and contractors as of the Closing.

(f)        The Companies have taken commercially reasonable efforts to ensure that the Companies have on file all necessary immigration or other documentation required to comply with applicable Laws relating to labor and employment for each Business Employee and Independent Contractor of each Company.

(g)        No Company is subject to any material outstanding order, settlement or consent decree with any present or former Business Employee, employee representative or other Person, including any Governmental Entity, relating to claims in respect of employment or labor practices and policies (including practices relating to discrimination, wage payments, recordkeeping, employment classification and immigration).  No Company is subject to any material outstanding judgment, order, decree or finding of any Governmental Entity with respect to the labor or employment practices (including practices relating to discrimination, wage payments, recordkeeping, employment classification and immigration).

(h)        Each Company is and has been throughout the three year period prior to the Closing in compliance in all material respects with all applicable Laws and Orders relating to the employment of labor.

(i)         The Companies’ Contracts with Independent Contractors currently comply in all material respects with the Federal Leasing Regulations under 49 CFR Part 376.  In addition such Contracts constitute a bona fide agreement whereby such individuals are independent contractors to, and are not employees of, the Companies, and there is no Litigation pending or, to Seller’s Knowledge, threatened in writing by or before any Governmental Entity that challenges (i) any Company’s compliance with any Laws relating to the retention or classification of independent contractors or (ii) the independent contractor nature of such Contracts or any Independent Contractor's work status,.

(j)         No Company is, or has been at any time during the three year period prior to the Closing, a contractor or subcontractor under Executive Order 11246.

(k)        Since the Latest Balance Sheet Date, neither any Seller nor any of the Companies have taken any action that is reasonably likely to cause Buyer or the Companies to be subjected to any liability under the WARN Act or any similar state statute.

4.19     Employee Benefits.

(a)        Schedule 4.19(a) includes a true and complete list of each Plan.

(b)        Each of the Plans intended to be qualified under Section 401(a) of the Code, (i) satisfies the requirements of such Section, in all material respects (ii) is maintained pursuant to a prototype document approved by the IRS for which a separate determination letter is not required, or has received a favorable determination letter from the IRS regarding such qualified status, (iii) has been amended, in all material respects, to the extent required by applicable Laws and (iv) has not been otherwise amended or operated in a way which would adversely affect such qualified status.

(c)        Each Company has performed all material obligations, whether arising by operation of any Law or by contract, required to be performed by them in connection with the Plans, and to Sellers’ Knowledge, there have been no material defaults or material violations by any other party to the Plans.

(d)        (i) Each of the Plans has been operated and administered in all material respects in accordance with the documents and instruments governing the Plan and applicable Law, (ii) all material reports and filings with Governmental Entities required in connection with each Plan have been timely filed or furnished, in all material respects, in accordance with applicable Law and (iii) all material disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely furnished, in all material respects, in accordance with applicable Law.

(e)        Neither any Company nor any of their respective ERISA Affiliates contribute to or has any obligation to contribute to, or has at any time within the last six years contributed to or had an obligation to contribute to, and no Plan is, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.  No Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.  Each Plan may be unilaterally amended or terminated in its entirety as of the Closing without any liability except as to benefits accrued thereunder prior to such amendment.

(f)        True, correct and complete copies of each of the Plans and related trusts and services agreements and audits, if applicable, including all amendments thereto, have been made available to Buyer.  There has also been furnished to Buyer, with respect to each Plan and to the extent applicable: (i) the most recent annual or other reports filed with any Governmental Entity, (ii) the insurance contract or other funding arrangement and all amendments thereto, (iii) the most recent summary plan description, and all summaries of material modification thereto, (iv) the most recent determination letter, opinion letter or advisory letter issued by the IRS and (v) copies of any material notices, letters or other correspondence from any Governmental Entity.  There is no Litigation, pending (other than routine claims for benefits) or, to Sellers’ Knowledge, threatened against, or with respect to, any of the Plans or their assets.

(g)        In connection with the consummation of the transaction contemplated by this Agreement, no payments, acceleration of vesting or benefits, or provisions of other rights have or will be made under this Agreement, under any agreement, plan or other program contemplated herein or under the Plans that, in the aggregate, would result in the imposition of the loss of deduction imposed under Section 280G of the Code (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(5) of the Code) or the excise tax under Section 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

(h)        No Plan provides retiree medical, retiree life insurance or other retiree fringe benefits to any person, and neither any Company nor any of their respective Affiliates is contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code and the regulations promulgated thereunder.

(i)         Each Plan that is a “nonqualified deferred compensation” arrangement under Section 409A of the Code complies with the requirements of such Section, in all material respects, and no service provider is entitled to a gross-up or similar payment for any Tax or interest that may be due under such Section.

(j)         No act, omission or transaction of or by any Company (or, to Sellers’ Knowledge, of any other Person) has occurred that would result in imposition on any Company, directly or indirectly, of a material (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) civil penalty assessed pursuant to Section 502 of ERISA or (C) Tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

(k)        Except as required by applicable Law, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement does not and will not (either alone or upon the occurrence of any additional or subsequent events) (i) require any Company or its Subsidiaries to make a larger contribution to, or pay greater compensation, payments or benefits under, any Plan that it otherwise would in the absence of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement or (ii) create or give rise to any additional vested rights or service credits under any Plan.

4.20     Debt; Guarantees.  Schedule 4.20 sets forth by category (a) all Company Indebtedness, (b) all Affiliated Indebtedness, and (c) all Assumed Indebtedness, including the aggregate amount of each category of Indebtedness, and describes by category any Encumbrances on any Assets which secure the same such Indebtedness, in each case as of the Closing.

4.21     Customers.  Schedule 4.21 sets forth the ten largest customers of the consolidated Companies (measured by aggregate billings) during (a) the fiscal year ending on the Last Fiscal Year End and (b) the 10-month period ending on the Latest Balance Sheet Date.  The relationships of the Companies with such customers are good commercial working relationships in all material respects and, since the Last Fiscal Year End, none of such customers has canceled, terminated or otherwise materially and adversely altered or diminished, or notified any Company in writing of any intention to do any of the foregoing, or otherwise threatened in writing to cancel, terminate or materially alter or diminish its relationship with any Company.

4.22     Affiliated Transactions.

(a)        Schedule 4.22(a) sets forth each current Contract, transaction, Indebtedness, payable, receivable or other arrangement between any Company, on the one hand, and any Seller or any of their respective Affiliates (other than a Company), on the other hand, in each case, other than bona fide employment arrangements and the Plans, for which the Companies have satisfied all pre-Closing obligations in full as of the Closing (other than Ordinary Course of Business obligations incurred since the last payroll date) (the “Affiliated Transactions”).

(b)        Schedule 4.22(b) sets forth the current arrangements and relationships between each Company and each other Company (the “Intercompany Transactions”), which Intercompany Transactions are reflected in the Financial Statements to the extent required by GAAP.

4.23     Bank Accounts.  Schedule 4.23 sets forth (a) the name of each bank, trust company, securities or other broker or other financial institution with which any Company has an account, credit line or safe deposit box or vault, (b) the name of each person authorized by such Company to draw thereon or to have access to any safe deposit box or vault, and (c) the purpose of each such account.

4.24     Safety Rating.  Sellers have made available to Buyer the current safety rating and Compliance, Safety and Accountability scores for each Company (“CSA Scores”).

4.25     Anti-Bribery.  For the last three years:

(a)        No Company, or, to Seller’s Knowledge, any of its directors or officers (i) has taken any action, or has failed to take any action, directly or indirectly, that constitutes a material violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or any analogous anticorruption Laws applicable to such Company or (ii) has corruptly, directly or indirectly on behalf of a Company, offered, paid, promised to pay or authorized the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors and services, to any Government Official or any other person while knowing or having a reasonable belief that all or some portion would be used for the purpose of: (A) influencing any act or decision of a Government Official, including a decision to fail to perform official functions, (B) inducing any Government Official to do or omit to do any act in violation of the lawful duty of such official, or (C) inducing any Government Official to use influence with any Governmental Entity in order to assist such Company in obtaining or retaining business with, or directing business to any person or otherwise securing for any person an improper advantage, in each case, as related to a Company.

(b)        Each Company has conducted the Business in material compliance with applicable anticorruption Laws (including the FCPA).  No Litigation or investigation by or before any Governmental Entity against any Company, with respect to the FCPA or other applicable anticorruption Laws is pending or, to Seller’s Knowledge, threatened.  No civil or criminal penalties have been imposed on any Company with respect to violations of the FCPA or any other applicable anticorruption Laws nor have any disclosures been submitted by any Company to the U.S. Government or any other Governmental Entity with respect to violations of the FCPA or any other applicable anticorruption Laws.

(c)        The Business has been conducted in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering Laws of all jurisdictions in which each Company operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administrated or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”).  No Litigation by or before any Governmental Entity against any Company under any Money Laundering Laws is pending or, to Seller’s Knowledge, threatened.

4.26     Availability of Documents.  Sellers have made available to Buyer true, correct and complete copies of the Contracts and other documents specifically referred to in the Schedules referenced in Article III and this Article IV (and in the case of any Contracts not in written form, a written description of all material facts relating thereto or material terms thereof).

4.27     Disclaimer of Other Representations and Warranties.  NEITHER ANY COMPANY, NOR ANY SELLER NOR ANY RESPECTIVE AFFILIATES THEREOF, NOR ANY ADVISERS OR REPRESENTATIVES (FINANCIAL, LEGAL OR OTHERWISE) THEREOF, HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO ANY COMPANY OR THE BUSINESS OF THE COMPANIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) OR ELSEWHERE IN ANY TRANSACTION DOCUMENT. Sellers each acknowledge and agree that (i)(a) the only representations and warranties made by Buyer, Daseke Holdco and/or Parent are the representations and warranties made in this Agreement (including the related portions of the Schedules) or elsewhere in the Transaction Documents and (b) Sellers have not relied upon any other representations or other information made or supplied by or on behalf of the Buyer, Daseke Holdco or Parent or their representatives, respectively, and that Sellers will not have any right or remedy arising out of any such other representation or other information, and (ii) any claims Sellers may have for breach of representation or warranty shall be based solely on the representations and warranties of Buyer, Daseke Holdco and/or Parent set forth in this Agreement (including the related portions of the Schedules) or elsewhere in the Transaction Documents.

V.         Representations and Warranties of Buyer and Daseke Holdco

Buyer and Daseke Holdco jointly and severally represent and warrant to Sellers that the statements contained in this Article V are true, correct and complete as of the Closing Date.  The Schedules referred to in this Article V will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article V.

5.1       Incorporation; Power and Authority.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all necessary power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party. Each of Daseke Holdco and Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all necessary power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party.

5.2       Valid and Binding Agreement.  Each of Buyer, Parent and Daseke Holdco has all requisite power and authority to execute and deliver this Agreement and the other Transaction

Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer, Parent and Daseke Holdco has been duly and validly authorized by all necessary company or corporate action.  This Agreement and each other Transaction Document to which Buyer, Parent or Daseke Holdco is a party have been duly executed and delivered by Buyer, Parent and/or Daseke Holdco, as applicable, and constitutes the valid and binding obligation of Buyer, Parent and/or Daseke Holdco, as applicable, enforceable against it in accordance with its terms, subject to the Remedies Exception.

5.3       No Breach; Consents.  The execution, delivery and performance of this Agreement and each other Transaction Document to which Buyer, Parent or Daseke Holdco will be a party by Buyer, Parent or Daseke Holdco does not and will not (a)  contravene any provision of the Organizational Documents of Buyer, Daseke Holdco or Parent; (b) violate or conflict with any Law, Order or Governmental Entity; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Buyer, Parent or Daseke Holdco; or (d) require any Governmental Authorization.

5.4       Brokerage.  No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Buyer, Parent or Daseke Holdco for which Sellers are or could become liable or obligated.

5.5       Securities.  Buyer is acquiring the Equity Interests for investment, solely for Buyer’s own account and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act or any applicable state securities Law.  Buyer acknowledges that none of the Equity Interests may be resold in the absence of registration, or the availability of an exemption from such registration, under the Securities Act or any applicable state securities Law.  Buyer is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Equity Interests.

5.6       Litigation.  There is no Litigation pending or threatened by or against Buyer, Daseke Holdco or Parent that challenges or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated hereby.  There are no Orders outstanding or threatened against Buyer, Daseke Holdco or Parent that challenge or may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated hereby.

5.7       Sufficient Funds.  Buyer, Daseke Holdco and Parent have sufficient funds available to consummate the transactions contemplated by this Agreement.

5.8       Disclaimer of Other Representations and Warranties.  NEITHER BUYER, PARENT, NOR DASEKE HOLDCO NOR ANY RESPECTIVE AFFILIATES THEREOF, NOR ANY ADVISERS OR REPRESENTATIVES (FINANCIAL, LEGAL OR OTHERWISE) THEREOF, HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO BUYER, PARENT, OR DASEKE HOLDCO OR THE BUSINESS OF BUYER, PARENT, OR DASEKE HOLDCO OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) OR ELSEWHERE IN ANY TRANSACTION DOCUMENT. Buyer, Daseke Holdco and Parent each acknowledge and agree that (i)(a) the only representations and warranties made by the Sellers are the representations and warranties made in this Agreement (including the related portions of the Schedules) or elsewhere in the Transaction Documents and (b) Buyer, Daseke Holdco and Parent have not relied upon any other representations or other information made or supplied by or on behalf of the Companies, Sellers, or any of their Affiliates or representatives, respectively, and that Buyer, Daseke Holdco and Parent will not have any right or remedy arising out of any such other representation or other information, and (ii) any claims Buyer, Daseke Holdco or Parent may have for breach of representation or warranty shall be based solely on the representations and warranties of the Sellers set forth in this Agreement (including the related portions of the Schedules) or elsewhere in the Transaction Documents.

VI.       Agreements of Sellers

6.1       Affiliated Transactions and Affiliated Indebtedness.  Except as set forth on Schedule 6.1, Sellers have caused (a) all intercompany accounts or any other receivables, payables or Indebtedness in effect immediately before the Closing between any Company, on the one hand, and any Seller (other than for amounts related to bona fide employment and Leased Real Property incurred in the Ordinary Course of Business since the last payroll date or payment due date, as applicable), or any of their respective Affiliates (other than a Company), on the other hand (“Affiliated Indebtedness”), to be paid in full at or before Closing (and have caused any Encumbrances relating to such Affiliated Indebtedness to be released and/or terminated) and (b) have caused the Affiliated Transactions on Schedule 2.5(i) to be terminated at or before Closing.

6.2       Excluded Assets.  Immediately prior to the Closing, the applicable Companies shall assign, convey and deliver to Sellers or an Affiliate thereof the Excluded Assets and Sellers or an Affiliate thereof shall assume any and all liabilities or obligations relating to or arising from the Excluded Assets, pursuant to an assignment in form and substance reasonably satisfactory to Buyer (the “Excluded Assets Assignment”).  For the avoidance of doubt, Sellers or an Affiliate thereof will retain and Buyer will not purchase or acquire, directly or indirectly, from Sellers, any of the Excluded Assets.

6.3       Non-Competition; Non-Solicitation.

(a)        For a period of five years from the Closing Date, no Seller shall, directly or indirectly on behalf of himself or on behalf of any other Person (other than on behalf of Buyer, Parent or an Affiliate thereof), (i) conduct or engage in a business in the continental United States of America, which is the same as or substantially similar to the Business as conducted at the

Closing, including as a shareholder, consultant, partner, joint venturer, owner, lender, beneficiary, principal, member, director, manager, officer or employee, of any Person that is conducting such business, (ii) solicit or knowingly induce or participate in any way in the solicitation or inducement of any individual who is or was, at any time during the 12-month period preceding the Closing, a Business Employee, officer, consultant or contractor (including the Independent Contractors) of any Company to (A) terminate or otherwise materially and adversely alter his or her employment or relationship with such Company or (B) offer employment to or hire any such individual (provided, however, that nothing herein shall be deemed to prohibit any Seller (x) from placing advertisements in newspapers, electronically or other media of general circulation advertising employment or independent contractor opportunities; (y) from initiating a search by an executive recruiting firm where such search is not directed at such employees or independent contractors of Buyer or any of its Affiliates or (z) from hiring or engaging individuals who approach Seller regarding employment or independent contractor opportunities on his or her own accord without any direct or indirect inducement by Seller) (iii) solicit the business of, or trade with, any Person that is (or was at any time during the 12-month period preceding the Closing) a customer of any Company with respect to the services provided by such Company for the purpose of engaging in the Business, (iv) knowingly induce, or otherwise solicit, any customers with whom any Company has done business during the 12-month period prior to the Closing to terminate or otherwise curtail or materially impair their business relationship with such Company or (v) make, publish, communicate or knowingly take any action to disparage Parent, Buyer, the Companies or any of their respective Affiliates or their respective direct or indirect officers, directors, employees, equityholders, agents, products or services.

(b)        Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit a Seller from (i) purchasing and holding as a passive investment less than 5% of any class of the issued and outstanding and publicly traded (on a recognized national or regional securities exchange or in the over-the-counter market) security of any corporation, partnership or other business entity that conducts a business in competition with Buyer or the Business or (ii) investing in investment funds, partnerships or similar entities in which a Seller does not have a controlling interest or otherwise possess, directly or indirectly, control or influence over the investment decisions of management of such entity.

(c)        Each Seller agrees to the covenants contained in this Section 6.3 in partial consideration for the Purchase Price set forth in Article II.  Each Seller agrees that any Claim for breach of this Section 6.3 against such Seller may be brought by Buyer or any of its Affiliates.

(d)        Each Seller acknowledges and agrees that the covenants contained in this Section 6.3 are fair and reasonable and of a special unique character which gives them peculiar value and exist in order to protect Buyer’s investment in the Business and the Equity Interests purchased under this Agreement, including the protection of the goodwill transferred herewith, and that Buyer would not have entered into this Agreement without such covenants being made.  However, if any such covenants shall be determined by any court to be invalid by reason of their duration or geographical scope, or both, as the case may be, the Parties intend for the covenants to be modified by the court, and expressly request that the court make such modification, so that such covenants shall be reduced to the longest duration or greatest geographic scope, or both, which will cure such invalidity.  By agreeing to this contractual modification prospectively at this time, the Parties intend to make this provision enforceable under the Law or Laws of all applicable states and other applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.  Each Seller further acknowledges that monetary damages alone may not be an adequate remedy for any breach of any of the covenants contained in this Section 6.3, and accordingly, such Seller expressly agrees that, in addition to all other remedies which Buyer or its Affiliates may have, they may be entitled to injunctive relief, both preliminary and permanent, in any court of competent jurisdiction.

(e)        For a period of five years from the Closing Date, Buyer, Daseke Holdco, Parent and their Affiliates shall not, directly or indirectly, make, publish, communicate or knowingly take any action to disparage any Seller or any of their respective Affiliates.

VII.     Agreements of Buyer

7.1       Books and Records, Access After the Closing Date.  Buyer will hold all the books and records of the Companies existing on the Closing Date in accordance with Buyer’s retention policies in effect from time to time for a period of not less than seven years from the Closing Date (or longer if required by applicable Law).  After the Closing Date, Buyer will afford Sellers and their respective accountants and counsel, during normal business hours, upon reasonable request, full access to the books and records of the Companies (a) to the extent required in order to prepare Sellers’ Tax Returns or in connection with any Tax audits and (b) in connection with any insurance claims, Litigation or compliance with Law by such Seller or its Affiliates related to the Companies, at the expense of such Seller. Buyer shall, consistent with Buyer’s reasonable business requirements, provide reasonable assistance of any of the Companies’ personnel whose assistance or participation is required by such Seller, in anticipation of, or preparation for, existing or future Litigation or such other matters in which such Seller is involved related to the Companies.

7.2       Directors and Officers Indemnification.

(a)        Buyer agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of each Company and Sellers (the “Indemnified Persons”) as provided in the Organizational Documents of the Companies, as in effect as of the date of this Agreement with respect to matters occurring prior to the Closing Date, shall continue in full force and effect, and shall be honored by the Companies without any amendment thereto. Buyer and Daseke Holdco hereby guarantee the financial obligations of the Companies set forth in this Section 7.2(a).

(b)        In the event Buyer, the Companies or their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, Buyer or its respective successors or assigns shall cause such Person to assume all of the obligations set forth in this Section 7.2.

(c)        The obligations of Buyer under this Section 7.2 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 7.2 applies without the consent of such affected Indemnified Person (it being expressly agreed that the

Indemnified Persons to whom this Section 7.2 applies shall be third-party beneficiaries of this Section 7.2, each of whom may enforce the provisions of this Section 7.2).

7.3       Employee Benefits.

(a)        For purposes of eligibility and vesting under the employee benefit plans of Buyer providing benefits to Business Employees who were employees of a Company immediately prior to the Closing Date and who continue in employment with Buyer and its Affiliates (the “Buyer Plans”), Buyer shall credit each such Business Employee with his or her years of service with the applicable Company, and any predecessor entities, to the same extent as such Business Employee was entitled immediately prior to the Closing to credit for such service for such purpose under any similar employee benefit plan maintained by such Company. The Buyer Plans shall not deny such Business Employees coverage on the basis of pre-existing conditions, shall waive all waiting periods with respect to participation and coverage, and shall credit such Business Employees for any co-pays, deductibles and out of pocket expenses paid in the year of initial participation in the Buyer Plans, to the extent such conditions, waiting periods, co-pays, deductibles and out-of-pocket expenses were satisfied under the similar employee benefit plans of the Companies.  For the avoidance of doubt, neither Buyer nor any of its Affiliates shall have any liability with respect to this Section 7.3(a) for any action or omission that is at the direction of a Seller in his or her capacity as an officer, director, or employee of Buyer or any Company.

(b)        The provisions of this Section 7.3 are solely for the benefit of the parties hereto and nothing in this Section 7.3, express or implied, shall confer upon any employee (including any Business Employee), or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.  Nothing in this Section 7.3, express or implied, shall be (i) deemed an amendment of any Plan or any employee benefit plan maintained by Buyer or its Affiliates, or (ii) construed to prevent Buyer, the Companies or any of their respective Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that Buyer, the Companies or any of their respective Affiliates may establish or maintain.

VIII.    Indemnification

8.1       Indemnification by Sellers.

(a)        Subject to the limitations herein, Sellers agree to jointly and severally indemnify, defend and hold harmless Parent, Buyer, each Company, their respective Affiliates (other than Sellers) and their respective officers, directors, managers, employees, agents, representatives, members, partners and stockholders (collectively, the “Buyer Indemnified Parties”) against any Loss arising from (i) any breach or inaccuracy in any of the representations and warranties contained in Article III or IV, (ii) any breach of any of the covenants or other agreements of any Seller contained in this Agreement or (iii) the Retained Liabilities (clauses (i) through (iii), collectively “Buyer Losses”).

(b)        Subject to Section 8.1(c)(i), Sellers will be liable to the Buyer Indemnified Parties for Buyer Losses resulting from breaches or inaccuracies of any of the representations and warranties contained in Article III and Article IV (other than the Fundamental Representations and Section 4.22(a)) (“Buyer Basket Losses”) only if the sum of the aggregate amount of all Buyer Basket Losses exceeds $500,000 (the “Buyer Basket Amount”), in which case Sellers will be liable for the aggregate amount of all Buyer Basket Losses in excess of the Buyer Basket Amount. Sellers will not be liable for Buyer Basket Losses for any claim relating to any single matter or series of related matters under Section 8.1(a)(i) unless such claim results in Buyer Basket Losses equal to or greater than $25,000. Notwithstanding anything to the contrary in this Agreement, this Section 8.1(b) shall not apply to any Buyer Losses arising from fraud or intentional misrepresentation.

(c)        Notwithstanding anything to the contrary in this Agreement, except for Buyer Losses arising from fraud or intentional misrepresentation on the part of any Seller, (i) in no event shall Sellers be liable for aggregate Buyer Basket Losses in excess of $10,010,000 and (ii) in no event shall Sellers be liable for aggregate Buyer Losses in excess of the Purchase Price.

(d)        If a Buyer Indemnified Party has a claim for indemnification under this Section 8.1, Buyer will promptly deliver to Seller Representative one or more written notices of Buyer Losses (i) in the case of a breach or inaccuracy of Article III and Article IV (other than the Fundamental Representations), prior to the General Survival Date, (ii) in the case of a breach or inaccuracy of the representations and warranties contained in Section 4.11 or Section 4.19, at any time prior to 60 days following the expiration of the applicable statute of limitations, (iii) in the case of a breach or inaccuracy of the representations and warranties contained in Section 4.17, at any time prior to the date that is 18 months immediately following the Closing, (iv) in the case of any Retained Liabilities or a breach or inaccuracy of the Fundamental Representations (other than the representations and warranties contained in Section 4.11 or Section 4.17), at any time, or (v) in the case of any breach of any covenant or other agreement of a Seller contained in this Agreement, at any time.  Sellers will have no liability for a Buyer Loss under this Section 8.1 unless the written notice required by the preceding sentence for such Buyer Loss is given by the applicable deadline.  Any such written notice will state in reasonable detail the basis for such Buyer Loss to the extent then known by Buyer and the nature of the Buyer Loss for which indemnification is sought, and the amount of the Buyer Loss claimed, if then known by any of the Buyer Indemnified Parties.  If such written notice (or an amended notice) states the amount of the Buyer Loss claimed and Seller Representative notifies Buyer that Sellers do not dispute the claim described in such notice or fail to notify Buyer within 20 Business Days after delivery of such notice by Buyer whether Sellers dispute the claim described in such notice, the Buyer Loss in the amount specified in Buyer’s notice will be deemed admitted by Sellers, and Sellers will indemnify the applicable Buyer Indemnified Parties for such Buyer Loss in accordance with this Article VIII. If Seller Representative has timely disputed the liability of Sellers with respect to such claim, Seller Representative and Buyer will proceed in good faith to negotiate a resolution of such dispute for at least 30 days after delivery of Seller Representative’s notice after which the Parties may pursue any remedies available to them under this Agreement. During such thirty (30) day period, Buyer shall allow the Seller Representative and its representatives to investigate the matter or circumstance alleged to give rise to the claim, and whether and to what extent any amount is payable in respect of the claim and Buyer shall use commercially reasonable efforts to assist the Seller Representative’s investigation by giving such reasonable information and assistance (including reasonable access to the Companies’ premises and personnel and the right to examine and copy reasonably necessary accounts, documents or records) as the Seller Representative or any of its representatives may reasonably request; provided,  however, that in no event will Buyer or any of its Affiliates be required to provide any information or assistance to the extent that Buyer reasonably determines in good faith, based upon advice of counsel, that provision of such information or assistance would result in a waiver of privilege. If a written notice does not state the amount of the Buyer Loss claimed, such omission will not preclude any Buyer Indemnified Party from recovering from Sellers the amount of the Buyer Loss with respect to the claim described in such notice if any such amount is promptly provided after it is determined provided that such delay does not materially impair Sellers’ ability to evaluate the claim.  In order to assert its right to indemnification under this Article VIII, Buyer will not be required to provide any notice except as provided in this Section 8.1(d)(i).

(e)        Following a Seller Liability Determination with respect to a Buyer Loss, Buyer and/or Parent (on behalf of the applicable Buyer Indemnified Party), shall recover such Buyer Loss, in Seller Representative’s sole option and discretion (subject to Parent’s rights pursuant to the Pledge Agreement), in any combination of the following manners (with the Parent Common Stock and Pledge Shares valued at the Per Share Value for purposes of satisfying all indemnification obligations hereunder): (i) Sellers shall surrender to Parent a number of shares of Parent Common Stock and/or (ii) Sellers shall pay Buyer such Buyer Losses in cash, in each case, in an aggregate amount equal to the applicable Buyer Loss and within 10 days following such Seller Liability Determination.

8.2       Indemnification by Buyer and Daseke Holdco.

(a)        Buyer and Daseke Holdco agree to jointly and severally indemnify, defend and hold harmless Sellers, their Affiliates (other than the Companies) and their respective officers, directors, managers, employees, agents, representatives, members, partners and stockholders (collectively, the “Seller Indemnified Parties”) against any Loss arising from (i) any breach or inaccuracy in any of the representations and warranties of Buyer and Daseke Holdco contained in Article V or (ii) any breach of any of the covenants or other agreements of Buyer, Daseke Holdco or Parent contained in this Agreement (clauses (i) through (ii), collectively, “Seller Losses”).

(b)        Notwithstanding anything to the contrary in this Agreement, except for Buyer’s, Daseke Holdco’s or Parent’s obligation to pay the Purchase Price to Sellers in accordance with Section 2.2 and Seller Losses arising from fraud or intentional misrepresentation on the part of Buyer, Daseke Holdco or Parent, in no event shall Buyer or Parent be liable for aggregate Seller Losses in excess of the Purchase Price.

(c)        If a Seller Indemnified Party has a claim for indemnification under this Section 8.2, Seller Representative will deliver to Buyer one or more written notices of Seller Losses (i) in the case of a breach of any covenant or other agreement of Buyer, Parent or Daseke Holdco contained in this Agreement, [*], (ii) in the case of a breach or inaccuracy in any of the representations and warranties of Buyer or Daseke Holdco (other than the Buyer Fundamental Representations), at any time prior to the date that is [*] after the Closing Date and (iii) in the case of a breach of any of the Buyer Fundamental Representations, [*].  None of Buyer, Parent or Daseke Holdco will have any liability under this Section 8.2 unless the written notices required by the preceding sentence are given.  Any such written notice will state in reasonable detail the basis for such Seller Losses to the extent then known by Sellers and the nature of the Seller Loss for

[*] Please refer to footnote 1 on page 1 of this Exhibit 2.5 which indemnification is sought, and the amount of the Seller Loss claimed, if then known by any of the Seller Indemnified Parties and shall include copies of all relevant documents related to the claim.  If such written notice (or an amended notice) states the amount of the Seller Loss claimed and Buyer notifies Seller Representative that Buyer does not dispute the claim described in such notice or fail to notify Seller Representative within 20 Business Days after delivery of such notice by Seller Representative whether Buyer disputes the claim described in such notice, the Seller Loss in the amount specified in Seller Representative’s notice will be admitted by Buyer, and Buyer will pay the amount of such Seller Loss to Seller Representative (on behalf of the applicable Seller Indemnified Party).  If Buyer has timely disputed its liability with respect to such claim, Buyer and Seller Representative will proceed in good faith to negotiate a resolution of such dispute for at least 30 days after delivery of Buyer’s notice, after which the Parties may pursue any remedy available to them under this Agreement.  During such thirty (30) day period, the Seller Representative shall allow Buyer and its representatives to investigate the matter or circumstance alleged to give rise to the claim, and whether and to what extent any amount is payable in respect of the claim and the Seller Representative shall use commercially reasonable efforts to assist the Buyer’s investigation by giving such reasonable information and assistance as the Buyer or any of its representatives may reasonably request; provided,  however, that in no event will Seller Representative or any Seller or its Affiliates be required to provide any information or assistance to the extent that Seller Representative reasonably determines, in good faith, based upon advice of counsel, that provision of such information or assistance would result in a waiver of privilege. If a written notice does not state the amount of the Seller Loss claimed, such omission will not preclude any Seller Indemnified Party from recovering from Buyer the amount of Seller Loss with respect to the claim described in such notice if any such amount is promptly provided once determined provided that such delay does not materially impair Buyer’s ability to evaluate the claim.  In order to assert its right to indemnification under this Article VIII, Sellers will not be required to provide any notice except as provided in this Section 8.2(c).

(d)        Buyer will pay the amount of any Seller Loss to Seller Representative (on behalf of the applicable Seller Indemnified Party) in cash within 10 Business Days following the determination of Buyer’s liability for and the amount of a Seller Loss (whether such determination is made pursuant to the procedures set forth in this Section 8.2, by agreement between Seller Representative and Buyer or by Court Direction).

8.3       Third Party Action.

(a)        Buyer will give Seller Representative prompt written notice (a “Third Party Claim Notice”) of the commencement of any Litigation instituted by any third party for which any Buyer Indemnified Party reasonably believes that it is entitled to indemnification pursuant to Section 8.1 (any such third party action or proceeding being referred to as a “Third Party Action”).  The complaint or other papers pursuant to which the third party commenced such Third Party Action will be attached to such Third Party Claim Notice.  The failure to promptly deliver a Third Party Claim Notice will not affect any Buyer Indemnified Party’s right to indemnification except to the extent such failure has adversely affected the Seller Representative’s ability to defend successfully such Third Party Action. Buyer will deliver to Seller Representative copies of all additional documents reasonably related to or required to defend such Third Party Action promptly after receipt thereof.

(b)        Subject to Section 8.3(c), Seller Representative shall have the right and obligation to contest and defend any such Third Party Action on behalf of the applicable Buyer Indemnified Party.  Such contest and defense will be conducted by attorneys retained and paid by Sellers and reasonably satisfactory to Buyer.  Any Buyer Indemnified Party will be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its own choosing; provided,  however, that, subject to this Section 8.3, the Seller Representative shall control the defense of any such contest.  If Seller Representative contests and defends such Third Party Action, the applicable Buyer Indemnified Parties (i) will cooperate with Seller Representative to the extent reasonably requested by Seller Representative in the contest and defense of such Third Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of such Buyer Indemnified Party if relevant to the defense of such Third Party Action and the Sellers will not be liable to the Buyer Indemnified Party for any legal expenses incurred by the Buyer Indemnified Party in connection with the defense thereof (subject to this Section 8.3); provided,  however, that such cooperation will not unduly disrupt the operations of the business of such Buyer Indemnified Party or cause such Buyer Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any material confidential information of such Buyer Indemnified Party to become public and (ii) will not admit any liability with respect to, or settle, discharge or compromise such Third Party Action without the Seller Representative’s prior written consent which shall not be unreasonably withheld, except as otherwise contemplated by Section 8.3(d). If the Seller Representative assumes the defense of a Third Party Action, the Seller Representative shall not concede, settle or compromise such Third Party Action without Buyer’s prior written consent which shall not be unreasonably withheld; provided,  however, that the consent of Buyer shall not be required if (i) Sellers pay the full amount of the liability in connection with such Third Party Action, (ii) such settlement, compromise or discharge includes a full, complete and unconditional release of Buyer, Daseke Holdco, Parent and each of their Affiliates from further liability with respect to such Third Party Action, and (iii) such settlement, compromise or discharge does not require any commitment or admission by Buyer, Daseke Holdco, Parent or any of their Affiliates of any wrongdoing or violation of Law or the rights of any Person (other than the making of any payments that are paid in full by the applicable Seller Indemnifying Parties as provided in the foregoing clause (i)) (the conditions set forth in clauses (i),  (ii) and (iii), the “Required Conditions”).

(c)        If Seller Representative chooses to contest and defend a Third Party Action but (i) the applicable Buyer Indemnified Party reasonably determines in good faith, based upon advice of counsel, that an actual and material conflict of interest exists between the applicable Seller Indemnifying Parties and such Buyer Indemnified Party with respect to an issue that is significant to the defense of a Third Party Action such that the applicable Seller Indemnifying Parties (or the Seller Representative on their behalf) could not adequately represent the applicable interests of the Buyer Indemnified Party or (ii) upon petition by the Buyer Indemnified Party, the appropriate Governmental Entity issues a final, non-appealable ruling that the applicable Seller Indemnifying Parties (or the Sellers’ Representative on their behalf) have failed or are failing to conduct the defense of a Third Party Action in good faith, then, in each case of clauses (i) and (ii), a Buyer Indemnified Party will be entitled to conduct its own defense and to be represented by attorneys of its own choosing that are reasonably satisfactory to Seller Representative, all at Sellers’ cost and expense, but the Sellers will not be bound by any determination in connection with such Third Party Action for purposes of this Agreement or any concession, settlement or compromise without the consent of Seller Representative until Sellers’ liability is otherwise determined in accordance with this Article VIII.

(d)        A Buyer Indemnified Party may not concede, settle or compromise any Third Party Action without the prior written consent of Seller Representative; provided,  however, that the consent of Seller Representative shall not be required if (i) a Third Party Action seeks the issuance of an injunction, the specific election of an obligation or similar remedy, (ii) if a Third Party Action seeks damages in excess of the amount by which a Buyer Indemnified Party is entitled to indemnification pursuant to this Article VIII, or (iii) if the subject matter of a Third Party Action relates to the ongoing business of any Buyer Indemnified Party, which Third Party Action, if decided against any Buyer Indemnified Party, would materially and adversely affect the ongoing business of any Buyer Indemnified Party other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, such Buyer Indemnified Party alone will be entitled to settle such Third Party Action, but the Sellers will not be bound by any determination in connection with such Third Party Action for purposes of this Agreement or any concession, settlement or compromise without the consent of Seller Representative until Sellers’ liability is otherwise determined in accordance with this Article VIII.

(e)        Notwithstanding anything herein to the contrary, the Sellers shall retain the exclusive right to contest, defend, settle, concede, compromise and control the defense of the Outstanding Claim; provided,  however, that Sellers may not concede, settle or compromise the Outstanding Claim without Buyer’s prior written consent which shall not be unreasonably withheld. Sellers shall provide written notice to Buyer upon receipt of any definitive offer to settle the Outstanding Claim which Sellers desire to accept, which offer shall meet the Required Conditions (an “Outstanding Claim Proposed Settlement”). If Buyer does not consent to an Outstanding Claim Proposed Settlement within 10 Business Days of its receipt of such notice, Buyer shall assume the defense of the Outstanding Claim and the Sellers’ liability for such Outstanding Claim shall be limited to amounts incurred prior to Buyer’s assumption of the defense and the amounts (given proper credit for applicable insurance coverage) under the Outstanding Claim Proposed Settlement (and, as between Buyer and Sellers, Buyer shall be solely responsible for the amount of any Losses in excess thereof).

8.4       Sole and Exclusive Remedy.  Notwithstanding anything contained in this Agreement to the contrary, except with respect to the matters covered by Section 2.3, the parties agree that, from and after the Closing Date, the sole and exclusive remedies of the parties to this Agreement and the Buyer Indemnified Parties and the Seller Indemnified Parties, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortuous conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) arising out of or based upon the matters set forth in this Agreement are the indemnification and/or reimbursement obligations of the parties set forth in this Article VIII. The provisions of this Section 8.4 shall not, however, prevent or limit a cause of action under Section 11.11 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. Notwithstanding the foregoing, nothing herein shall prevent any of the Buyer Indemnified Parties or Seller Indemnified Parties from bringing an action based upon fraud or intentional misrepresentation.

8.5       No Double Recovery; No Circular Recovery.

(a)        For purposes hereof, any Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one provision.

(b)        Effective as of the Closing, Sellers hereby waive and release any and all rights that any Seller may have under this Agreement or otherwise (including pursuant to the Organizational Documents of any Company) for contribution or reimbursement from any Company for any action taken or not taken by a Seller or such Company at or prior to the Closing with respect to any matter that gives rise to a Buyer Loss for which a Seller Liability Determination is made pursuant to this Article VIII (except to the extent covered by and paid in full out of payments under the Tail Policy).

8.6       Tax Adjustment.  To the extent permitted by applicable Law, Sellers and Buyer shall treat any payment made to a Buyer Indemnified Party under this Article VIII as an adjustment to the Purchase Price for U.S. federal and applicable state income tax purposes, and shall complete and file all Tax Returns consistent with such treatment.

8.7       Types of Losses.  Notwithstanding any other term herein, neither Sellers nor Buyer will be obligated to any other Person for any exemplary or punitive damages, or Losses based thereon relating to the breach of any representation, warranty, covenant or other agreement in this Agreement or in any ancillary document, except to the extent payable to a third party with respect to a Third Party Action.

8.8       Survival.  Subject to the time limitations set forth in this Article VIII, all representations, warranties, covenants and obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

8.9       Mitigation.  Each party shall take all commercially reasonable steps to mitigate any of its Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto. Each of the parties hereto shall cooperate with the others with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by using commercially reasonable efforts to mitigate or resolve any such claim or liability.

8.10     Materiality.  Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether there has been a breach of any representation, warranty, covenant or other agreement in this Agreement or for purposes of calculating the amount of Losses incurred by any indemnified party arising out of or resulting from any such breach (in each case, other than with respect to (x) the representations and warranties set forth in Section 4.8(q) and Section 4.5(c) or (y) the use of the term “Material Contract” as a defined term), any references to a “Material Adverse Effect” or “materiality” (or other correlative terms) will be disregarded.

8.11     Calculation of Losses; Determination of Application.  For the purposes of calculating Losses under this Article VIII, (i) such Losses shall be reduced by the amount of any proceeds that the applicable Buyer Indemnified Party or Seller Indemnified Party (as applicable) actually recovers (reduced by deductibles paid and the portion of any increase in deductibles, increase in premiums, costs of collection and/or retro-premiums resulting from such matter) pursuant to the terms of any insurance policies; provided,  however, such Buyer Indemnified Party or Seller Indemnified Party (as applicable) shall promptly reimburse Buyer or Seller Representative (as applicable) for any subsequent recoveries from such sources if previously indemnified hereunder so as to avoid a double recovery; and (ii) such Losses shall be reduced by the amount of any prior or subsequent proceeds actually recovered by a Buyer Indemnified Party or Seller Indemnified Party (as applicable) from any other Person with respect to such Losses; provided, however, such Buyer Indemnified Party or Seller Indemnified Party (as applicable) shall promptly reimburse Buyer or Seller Representative (as applicable) for any subsequent recoveries for such sources if previously indemnified hereunder so as to avoid a double recovery.

IX.       Pledge

9.1       Pledge of Shares.  To secure the Sellers’ performance of their indemnity obligations under Section 8.1, STS Trust shall grant to Parent a security interest in the Pledge Shares in accordance with the terms of the Pledge Agreement.

X.         Tax Matters

10.1     Tax Returns; Payment of Taxes.

(a)        Seller Representative shall prepare, or cause to be prepared, all Tax Returns of the Companies for all Pre-Closing Date Tax Periods that are required to be filed after the Closing Date.  Such Tax Returns shall be prepared on a basis consistent with past practices of the Companies except to the extent otherwise required by this Agreement or applicable Law.  Reasonably in advance of the due date for filing of each such Tax Return, which in the case of income Tax Returns shall be no later than 30 days prior to the due date for filing each such Tax Return, Seller Representative shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Buyer for its review and comment.  Seller Representative shall include in the Tax Return all reasonable comments provided by Buyer with respect to any such draft copy.  Buyer will cause such Tax Return (as revised to incorporate Buyer’s reasonable comments) to be timely filed and will provide a copy to Seller Representative.  Not later than five days prior to the due date for payment of Taxes with respect to any Tax Return for a Pre-Closing Date Tax Period, Sellers shall pay to Buyer the amount of any Seller Taxes with respect to such Tax Return.

(b)        Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Companies for all Straddle Periods.  Such Tax Returns shall be prepared on a basis consistent with past practices of the Companies, except to the extent otherwise required by this Agreement or applicable Law.  Reasonably in advance of the due date for filing of each such Tax Return, Buyer shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Seller Representative for its review and comment.  Buyer shall include in the Tax Return all reasonable comments provided by Sellers with respect to any such draft copy.  Buyer will cause such Tax Return (as revised to incorporate Seller Representative’s reasonable comments) to be timely filed and will provide a copy to Seller Representative.  Not later than five days prior to the due date for payment of Taxes with respect to any Tax Return for a Straddle Period, Sellers shall pay Buyer the amount of any Seller Taxes with respect to such Tax Return.

(c)        For purposes of determining the portion of any Taxes for a Straddle Period that are Seller Taxes, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date shall be:

(i)         in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of each Company ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(ii)       in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of any Company, deemed to be the amount of such Taxes for the entire Straddle Period  (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

10.2     Cooperation.  Buyer and Sellers shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of any Company.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer or any Company (including, but not limited to, with respect to the transactions contemplated hereby).  Notwithstanding the above, the control and conduct of any Tax Proceeding that is a Third Party Action shall be governed by Section 8.3.

10.3     Transfer Taxes.  Sellers, on the one hand, and Buyer, on the other hand, shall each be responsible for the payment of 50% of the Transfer Taxes resulting from the transactions contemplated by this Agreement, if any.  Buyer and Sellers shall cooperate in good faith (i) in the filing of any Tax Returns with respect to such Transfer Taxes and (ii) to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

10.4     Buyer Tax Covenants.

(a)        To the extent that any Company takes any action at the direction of the Buyer, after the Closing and on the Closing Date, that is outside of the Ordinary Course of Business and that increases the Tax liability of such Company, such action shall, to the extent allowed by applicable Law, be treated for Tax purposes as occurring at the beginning of the day following the Closing Date consistent with Treasury Regulations Section 1.1502-76(b)(1)(ii)(B).

(b)        Parent and Buyer covenant that, without the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed), they shall not, and shall not cause or permit any Company to, amend any Tax Return or engage in any voluntary disclosure or similar process with respect to a Pre-Closing Date Tax Period or Straddle Period if such action would have the effect of increasing the Tax liability of any Company or any Seller in respect of any Pre-Closing Date Tax Period or the pre-Closing portion of any Straddle Period (calculated in accordance with Section 10.1(c)) or increasing the liability of Sellers under this Agreement (including any indemnification obligation with respect to Taxes pursuant to Section 8.1(a)).

(c)        After the Closing Date, Parent and Buyer shall not, and shall cause each of the Companies not to, without the written consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed), agree to the waiver or any extension of the statute of limitations relating to any Taxes of any Company for any Pre-Closing Date Tax Period or Straddle Period.

(d)        Any refunds of Taxes relating to the Companies (including any interest with respect thereto) for any Pre-Closing Date Tax Period (other than any refund resulting from the carryback of a net operating loss or other Tax attribute from a period beginning after the Closing Date to a period ending on or prior to the Closing Date, which refund shall be for the account of Buyer) shall be for the account of Sellers.  Any refunds of  Taxes relating to the Companies (including any interest with respect thereto) for any Tax period beginning after the Closing Date shall be for the account of Buyer.  The amount of any refund of Taxes of the Companies for any Straddle Period shall be equitably apportioned between Buyer and Sellers in accordance with the principles set forth in Section 10.1(c).  Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive a refund of Tax pursuant to this Section 10.4(d) the amount of such refund within 10 days after such refund is received, net of any reasonable costs or expenses incurred by such party or its Affiliates in procuring such refund.

(e)        For purposes of this Article X, all references to a Company shall also include any Subsidiary of any Company.

XI.       General

11.1     Press Releases and Announcements.  Any public announcement, including any announcement to employees, customers or suppliers and others having dealings with the Companies, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Buyer shall determine after giving Seller Representative reasonable opportunity to review and comment on such public announcement.

11.2     Expenses. Buyer and Sellers shall each pay 50% of the premium for the directors’ and officers’ “tail” policy purchased substantially concurrently herewith (the “Tail Policy”) having a claim period of six (6) years following the Closing. Except as otherwise expressly provided for in this Agreement, Sellers, on the one hand, and Buyer, on the other hand, will each pay all expenses incurred by each of them (and, in the case of Sellers, by the Companies) in connection with the transactions contemplated by this Agreement, including legal, accounting and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other Transaction Documents.

11.3     Further Assurances.  On and after the Closing Date, the Parties will, and will cause their Affiliates to, from time to time after the Closing, deliver to the other Parties such documents and instruments reasonably necessary or desirable to perfect or clarify the sale of the Equity Interests and the other transactions contemplated by this Agreement and do such other things as may be reasonably requested by the other Parties (and at such other Parties’ expense) in order to more effectively consummate or document the transactions contemplated by this Agreement.  From time to time after the Closing, the Parties shall cause their appropriate employees and representatives to provide the other Parties with information and data reasonably requested by such other Parties that is necessary or useful to the requesting Parties in connection with the current or former operation of the Business, or in connection with the preparation of accounting and related reports and all Tax Returns with respect to the Companies.  The requesting Parties shall reimburse all reasonable out of pocket expenses incurred by the responding Parties in connection therewith.

11.4     Entire Agreement; Amendment and Waiver.  This Agreement, together with all Exhibits and Schedules hereto and the other Transaction Documents, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, including the Term Sheet.  This Agreement may not be amended, nor may any provision of this Agreement or any default, misrepresentation, or breach of warranty or agreement under this Agreement be waived, except (a) in the case of any such amendment, in a writing executed by Buyer and Seller Representative and (b) in the case of any such waiver, in a writing executed by (i) Buyer, Daseke Holdco or Parent (if such waiver is sought to be enforced against Buyer, Daseke Holdco or Parent) or (ii) Seller Representative (if such waiver is sought to be enforced against any Seller).  Except as otherwise provided in this Agreement, neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  The rights and remedies of the Parties are cumulative and not alternative.

11.5     Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when delivered if personally delivered by hand, (b) when received if sent by a nationally recognized overnight courier service (receipt requested), (c) five Business Days after being mailed, if sent by first class mail, return receipt requested, or (d) when receipt is acknowledged by an affirmative act of the Party confirmed, if sent by electronic mail, facsimile, telecopy or other similar electronic transmission device (including an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device);

provided,  however, that where a Party delivers a notice, demand or other communication by electronic mail, such Party shall cause a copy of such notice to be delivered by nationally recognized overnight courier (charges prepaid) the next Business Day.  Notices, demands and communications to the Parties will, unless another address is specified in writing by notice to the other Parties pursuant to this Section 11.5, be sent to the address indicated below.

If to Parent, Buyer or to the Companies:

Daseke, Inc.

15455 Dallas Parkway, Ste. 440

Addison, Texas  75001

Attn:  Don Daseke, Scott Wheeler & Soumit Roy

Facsimile No.:  972-248-0942

Email:  don@daseke.com; scott@daseke.com; soumit@daseke.com

With a copy to (which shall not constitute notice):

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3700

Dallas, TX  75201-2975

Attn:  Alan J. Bogdanow and Thomas Laughlin

Facsimile No.:  214-999-7857

Email:  abogdanow@velaw.com; tlaughlin@velaw.com

If to Sellers (to Seller Representative):

Craig Stanley

[Personal Information Redacted]

Facsimile No.: [Personal Information Redacted]

Email:  [Personal Information Redacted]

With a copy to (which shall not constitute notice):

Bass Berry & Sims, PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

Attn: Howard Lamar and Michael Kuffner

Facsimile No.:  (615) 742-2709; (615) 248-4252

Email: hlamar@bassberry.com; mkuffner@bassberry.com

11.6     Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties, except that Buyer may (a) assign any of its rights under this Agreement to any Affiliate of Buyer or (b) collaterally assign any of its rights under this Agreement to any of its lenders, in each case so long as Buyer (i) remains responsible for the performance of all of its obligations under this Agreement and (ii) provides Sellers with prior written notice of such assignment.  Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

11.7     No Third Party Beneficiaries.  Except as otherwise provided in Articles VI and VIII, nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a Party or permitted assign of a Party.

11.8     Signatures; Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument.  A facsimile, electronic or .pdf signature will be considered an original signature.

11.9     GOVERNING LAW.  THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS, AND THE INTERNAL LAWS OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, EVEN THOUGH UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD OTHERWISE APPLY.

11.10   Consent to Jurisdiction.  Each of the Parties hereby irrevocably submits to the jurisdiction of any court, federal or State, located in the State of Delaware in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such courts; provided,  however, that such consent to jurisdiction is solely for the purpose referred to in this Section 11.10 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Delaware other than for such purpose. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

11.11   Specific Performance.  Each of the Parties acknowledges and agrees that the subject matter of this Agreement, including the Business and the Assets, is unique, that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at Law would not be adequate to compensate such other Parties not in default or in breach.  Accordingly, each of the Parties agrees that the other Parties will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at Law or in equity.

11.12   WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE

SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

11.13   Construction.  The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement.  In addition, each of the Parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. The Parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance.  If any Party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or agreement.. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not to be deemed part of this Agreement or given effect in interpreting this Agreement.  References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified.  The word “including” means “including without limitation.”  The word “or” when used in a list shall not indicate that the listed items are exclusive of each other.  The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.  A statement that an item is listed, set forth, disclosed or described means that it is correctly listed, set forth, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the writing has been delivered, including, in each case, in the electronic data site maintained for the transactions contemplated hereby.

11.14   Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.15   Confidentiality.  Sellers expressly acknowledge and agree that the records, books, data, and other confidential information concerning the products, services, accounts, client development (including customer and prospect lists), sales activities and procedures, promotional and marketing techniques, plans and strategies, financing, development and expansion plans and credit and financial data concerning customers and suppliers and other information involving the Companies obtained by a Seller through such Seller’s past or future affiliation with the Companies is confidential and in the nature of trade secrets and are valuable, special and unique assets of the Companies, access to knowledge of which is essential to preserve the good will and going business value of the Companies for the benefit of Buyer and its Affiliates.  In recognition of the highly competitive nature of the industry in which the Business will be conducted, Sellers further agree that all knowledge and information described in the preceding sentence not in the public domain (unless such knowledge and information is in the public domain as a result of a breach of this Agreement or any other confidentiality agreement) and heretofore or in the future obtained by any Seller as a result of such Seller’s past affiliation with the Companies shall be considered confidential information (collectively, the “Confidential Information”).  In recognition of the foregoing, Sellers hereby agree that for a period of five years from the Closing Date, Sellers will not disclose, or cause to be disclosed, any of the Confidential Information to any Person for any

reason or purpose whatsoever, except and to the extent such disclosure is required by Law or appropriate court order and written notice thereof, if practicable, is provided to Buyer not less than ten Business Days prior to such disclosure, nor shall any Seller make use of any of the Confidential Information, other than information that is in the public domain (unless such information is in the public domain as a result of a breach of this Agreement or any other confidentiality agreement), for such Seller’s own purposes or for the benefit of any Person (except Buyer or its Affiliates) under any circumstances.

11.16   Seller Representative.  By the execution and delivery of this Agreement, each of Sellers hereby irrevocably constitutes and appoints Craig Stanley (“Seller Representative”), as the true and lawful agent and attorney-in-fact of Sellers with full power of substitution to act in the name, place and stead of Sellers with respect to the transfer of the Equity Interests owned by Sellers in accordance with the terms and provisions of this Agreement and the Pledge Agreement, and to act on behalf of Sellers in any litigation or arbitration involving the Transaction Documents and the transactions contemplated thereby, to take or refrain from taking any action by a Seller under this Agreement or the Pledge Agreement following the Closing and to do or refrain from doing all such further acts and things, and execute all such documents as Seller Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(a)        to act for Sellers with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of Sellers and to transact matters of litigation;

(b)        to execute and deliver all ancillary agreements, certificates and documents that Seller Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by the Transaction Documents;

(c)        to do or refrain from doing any further act or deed on behalf of Sellers that Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of the Transaction Documents as fully and completely as Sellers could do if personally present; and

(d)        to receive service of process in connection with any claims under the Transaction Documents.

The appointment of Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and Parent, Buyer, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of Seller Representative in all matters referred to herein.  All notices required to be made or delivered by Parent or Buyer after the Closing to Sellers shall be made to Seller Representative for the benefit of Sellers and shall discharge in full all such notice requirements of Parent or Buyer to Sellers with respect thereto.  Sellers hereby confirm all that Seller Representative shall do or cause to be done by virtue of his appointment as Seller Representative of Sellers.  Seller Representative shall act for Sellers on all of the matters set forth in the Transaction Documents in the manner Seller Representative believes to be in the best interest of Sellers and consistent with the obligations under the Transaction Documents, but Seller Representative shall not be responsible to Sellers for any Losses Sellers may suffer by the performance by Seller Representative of his duties under the Transaction Documents, other than Losses arising from willful violation of Law by Seller Representative or gross negligence in the performance by Seller Representative of his duties under this Section 11.16.  Each Seller acknowledges that, after the Closing, Seller Representative will be serving as an officer or director of the Companies and may have a conflict of interest in serving in such capacity.

(e)        Buyer understands that the Companies and Sellers have been represented by Bass, Berry & Sims, PLC (“Bass, Berry & Sims”) as counsel to the Companies and Sellers including in the preparation, negotiation and execution of this Agreement and the Pledge Agreement and the transactions contemplated hereby and thereby, and that Bass, Berry & Sims has not represented any director or employee of the Companies or Sellers in the preparation, negotiation and execution of this Agreement, the Pledge Agreement or the transactions contemplated hereby or thereby. Buyer acknowledges and agrees, on behalf of itself and its Affiliates, that Bass, Berry & Sims may after the Closing represent the Seller Representative, the Sellers and/or their Affiliates in matters related to the transactions contemplated by this Agreement, including the representation of such Persons in matters related to Section 2.3 and to post-Closing claims made by Buyer and any other parties under the indemnification provisions in this Agreement and other claims that may arise out of or relate to this Agreement. Buyer hereby acknowledges, on behalf of itself and its Affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation with respect to the matters contemplated by this Agreement and/or the Pledge Agreement and the transactions contemplated hereby and thereby. Buyer, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, agrees that any privilege attaching as a result of Bass, Berry & Sims’ engagement and representation in connection with this Agreement or the transactions contemplated hereby will survive the Closing and remain in effect, and from and after the Closing such privilege shall be controlled by the Sellers (and not by Buyer or the Companies).

11.17   Seller Release.  Effective as of the Closing, each Seller hereby releases and forever discharges each Company and each of its past and present officers, directors, employees and agents (individually, a “Releasee” and collectively, the “Releasees”) from any and all claims, demands, actions, arbitrations, audits, hearings, investigations, litigations, suits (whether civil, criminal, administrative, investigative or informal), causes of action, orders and liabilities whatsoever, whether known or unknown, suspected or unsuspected, contingent or otherwise, both at law and in equity, of any kind, character or nature whatsoever (“Claims”) which such Seller now has or has ever had against the respective Releasees however arising and that arise out of Seller’s indirect or direct ownership of any Ownership Interest in any Company, including the Equity Interests.  The scope of the release shall include all Claims (a) relating to a breach of any fiduciary duty owed by the Releasees to any Company and arising from any such Ownership Interest or (b) relating to any breach of the Organizational Documents of any Company, as such may be amended; provided, however, that the foregoing release and discharge shall not release (i) Buyer of its obligations or liabilities to such Seller pursuant to this Agreement or the other Transaction Documents, (ii) any benefits under insurance policies or the welfare benefit plans, practices, policies and programs provided by any Company arising prior to the Closing or otherwise in connection with the employment of such Seller, (iii) Sellers’ rights to indemnification pursuant to the Organizational Documents or pursuant to applicable Law or (iv) claims that cannot be released pursuant to applicable Law (to the extent covered by and paid in full out of payments under the Tail Policy).  Each Seller understands and agrees that it is expressly waiving all Claims against the Releasees covered by this Section 11.17, including those Claims that it may not know of or suspect to exist which, if known, may have materially affected the decision to provide this Agreement, and such Seller expressly waives any rights under applicable law that provide to the contrary.  Each Seller hereby ratifies each and every amendment to the Organizational Documents of any Company and each and every merger of any Company or any of its respective predecessors effected at a time prior to the Closing when such Seller owned any Ownership Interests of such Company or any such predecessor.

11.18   Liability of Buyer Affiliates.  Neither any direct or indirect holder of Ownership Interests in Buyer (other than Parent or Daseke Holdco as contemplated by this Agreement), nor any past, present or future member, director, manager, officer, employee, agent, advisor, financing source or Affiliate of Buyer (other than Buyer itself or Parent or Daseke Holdco) or of any such holder, shall have any liability or obligation of any nature whatsoever in connection with or arising out of this Agreement, any agreement contemplated by this Agreement or the transactions contemplated by this Agreement or such other agreement, and each Seller hereby waives and releases all claims such Seller now has of any such liability and obligation.

11.19   Consents.  Buyer, Parent and Daseke Holdco acknowledge that certain consents to the transactions contemplated by this Agreement may be required from parties to Contracts, leases, licenses or other agreements to which a Company is a party and such consents have not, or may not as of the Closing, have been obtained. Buyer, Parent and Daseke Holdco agree and acknowledge that, except with respect to the Required Consents and to the extent such consents should have been, but were not, listed on Schedule 3.3 or Schedule 4.2, Sellers will not have any liability whatsoever to Buyer, Parent or Daseke Holdco (and Buyer, Parent and Daseke Holdco will not be entitled to assert any claims) arising out of or relating to the failure to obtain any such consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such Contract, lease, license or other agreement as a result thereof. Buyer, Parent and Daseke Holdco further agree that, except with respect to the Required Consents and to the extent such consents should have been, but were not, listed on Schedule 3.3 or Schedule 4.2, no representation, warranty or covenant of the Sellers contained herein will be breached or deemed breached and no condition of Buyer, Parent or Daseke Holdco will be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or any Litigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Purchase and Sale Agreement as of the date first written above.

PARENT:

DASEKE, INC., a Delaware corporation

By:	/s/ Don R. Daseke
Name:	Don R. Daseke
Title:	Chief Executive Officer, President and Secretary

DASEKE HOLDCO:

DASEKE COMPANIES, INC., a Delaware corporation

By:	/s/ Don R. Daseke
Name:	Don R. Daseke
Title:	Chief Executive Officer, President and Secretary

[Signature Pages to Purchase and Sale Agreement]

BUYER:

DASEKE TSH LLC, a Delaware limited liability company

By: Daseke Companies, Inc., its sole member

By:	/s/ Don R. Daseke
Name:	Don R. Daseke
Title:	Chief Executive Officer, President and Secretary

[Signature Pages to Purchase and Sale Agreement]

SELLERS:

SIDNEY T. STANLEY 2007 FAMILY IRREVOCABLE GIFT TRUST

By:	/s/Sara Sheehan
Name:	Sara Sheehan
Its:	Trustee

/s/ Sidney Stanley
Sidney Stanley

/s/ Craig Stanley
Craig Stanley

/s/ Gregg Stanley
Gregg Stanley

/s/ Sara Beth Sheehan
Sara Beth Sheehan

[Signature Pages to Purchase and Sale Agreement]

CRAIG T. STANLEY 2012 GST-EXEMPT FAMILY TRUST

By:	/s/Sara Sheehan
Name:	Sara Sheehan
Its:	Trustee

GREGG F. STANLEY 2012 GST-EXEMPT FAMILY TRUST

By:	/s/Sara Sheehan
Name:	Sara Sheehan
Its:	Trustee

SARA BETH SHEEHAN 2012 GST-EXEMPT FAMILY TRUST

By:	/s/Gregg Stanley
Name:	Gregg Stanley
Its:	Trustee

[Signature Pages to Purchase and Sale Agreement]

SELLER REPRESENTATIVE:

/s/ Craig Stanley
Craig Stanley

[Signature Pages to Purchase and Sale Agreement]